Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-145909
PROSPECTUS SUPPLEMENT NO. 1
to prospectus dated November 23, 2007, as amended April 17, 2008
2,926,922 Shares
of
Common Stock
CARRINGTON LABORATORIES, INC.
     The following information supplements the prospectus dated November 23, 2007, as amended April 17, 2008 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 2,926,922 shares of our common stock. This prospectus supplement includes our Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 29, 2008.
     The information contained in such definitive proxy statement is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated November 23, 2007, as amended April 17, 2008, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated November 23, 2007, as amended April 17, 2008.
     Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 3 of the prospectus dated November 23, 2007, as amended April 17, 2008.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 29, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARRINGTON LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARRINGTON LABORATORIES, INC.
2001 Walnut Hill Lane
Irving, Texas 75038
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 26, 2008
NOTICE is hereby given that the annual meeting of shareholders of CARRINGTON LABORATORIES, INC. (the “Company”) will be held on June 26, 2008, at 8:30 a.m., local time, at the Las Colinas Country Club, 4900 North O’Connor Boulevard, Irving, Texas 75062, for the following purposes:
(1)
to elect one person to serve as a director of the Company for a term expiring at the annual meeting of shareholders in 2010 and to elect three persons to serve as directors of the Company for terms expiring at the annual meeting of shareholders in 2011;

(2)	to consider and vote upon a proposal to amend the Company’s Restated Articles of Incorporation to change the Company’s name from “Carrington Laboratories, Inc.” to “DelSite, Inc.”;

(3)	to consider and vote upon a proposal to amend to the Company’s Restated Articles of Incorporation to increase the number of authorized shares from 51,000,000 shares to 150,000,000 shares;

(4)	to consider and vote upon a proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares of common stock issuable from 1,250,000 shares to 2,000,000 shares;

(5)
to consider and vote upon a proposal to amend the Company’s 2004 Stock Option Plan to increase (i) the aggregate number of shares of common stock issuable from 2,000,000 shares to 8,000,000 shares and (ii) the aggregate number of shares of common stock for which options may be granted to an employee during a calendar year from 300,000 shares to 1,000,000 shares; and

(6)	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only shareholders of record at the close of business on April 29, 2008, are entitled to notice of and to vote at the meeting or any adjournment thereof. A record of the Company’s activities during 2007 and financial statements for the fiscal year ended December 31, 2007 are contained in the accompanying 2007 Annual Report.
You are urged, whether or not you plan to attend the meeting in person, to mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice or a duly executed proxy bearing a later date to the President of the Company, or by voting in person at the meeting. The prompt return of proxies will assure the representation of sufficient shares to take the actions described above and save the Company the expense of further solicitation.
By Order of the Board of Directors
George DeMott
Chairman of the Board
Irving, Texas
May 6, 2008

CARRINGTON LABORATORIES, INC.
2001 Walnut Hill Lane
Irving, Texas 75038
(972) 518-1300
PROXY STATEMENT
For Annual Meeting of Shareholders
To Be Held On June 26, 2008
This Proxy Statement is furnished to the shareholders of Carrington Laboratories, Inc., a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on June 26, 2008. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice or a duly executed proxy bearing a later date to the President of the Company, or by voting in person at the meeting.
The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to shareholders is May 6, 2008.
OUTSTANDING CAPITAL STOCK
The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is April 29, 2008 (the “Record Date”). At the close of business on the Record Date, the Company had 11,120,712 shares of Common Stock, $.01 par value, issued and outstanding and entitled to vote at the meeting.
ACTION TO BE TAKEN AT THE MEETING
Shares of Common Stock represented by a validly executed proxy in the accompanying form, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election of the persons named as nominees under the caption “Election of Directors” as directors of the Company,(ii) for the proposal to amend the Company’s Restated Articles of Incorporation to change the Company’s name from “Carrington Laboratories, Inc.” to “DelSite, Inc.”, (iii) for the proposal to amend to the Company’s Restated Articles of Incorporation to increase the number of authorized shares from 51,000,000 shares to 150,000,000 shares, (iv) for the proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares of common stock issuable from 1,250,000 shares to 2,000,000 shares and (v) for the proposal to amend the Company’s 2004 Stock Option Plan to increase (A) the aggregate number of shares of common stock issuable from 2,000,000 shares to 8,000,000 shares and (B) the aggregate number of shares of common stock for which options may be granted to an employee during a calendar year from 300,000 shares to 1,000,000 shares.
Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting or any adjournment thereof, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business to be presented for consideration at the meeting.
QUORUM AND VOTING
The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the Record Date. Shareholders have no dissenters’ rights or rights of appraisal under Texas law or the Company’s organizational documents.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES
With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the annual meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.
The Company’s Bylaws provide that the vote required to approve matters other than the election of directors is the affirmative vote of the holders of a majority of the shares entitled to vote on the matter and voted for or against the matter at the meeting. The shares represented by a broker non-vote (or other limited proxy) or shares that abstain will not have voted for or against the matter and therefore will not be considered a part of the voting power present with respect to such proposals. Thus, the effect of such non-votes and abstentions with respect to any of such proposals will be to reduce the number of affirmative votes required to approve the proposal and the number of negative votes required to block such approval.
PROPOSAL NO. 1: ELECTION OF DIRECTORS
The Company’s Bylaws provide that the Company’s operations will be governed by the Board of Directors, which is elected by the shareholders. The Company’s Board of Directors is divided into three classes with staggered three-year terms. All directors of one class hold their positions until the annual meeting of shareholders at which the terms of the directors in such class expire and their respective successors are elected and qualified, or until their earlier death, resignation, disqualification or removal from office. The Company’s Bylaws provide that the number of directors shall not be less than five nor greater than nine, and the exact number of directors that shall constitute the Board of Directors shall be fixed from time to time by resolution of the Board.
At the meeting, four directors will be elected. All duly submitted and unrevoked proxies will be voted for the nominees selected by the Board of Directors, except where authorization to so vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to vote for another person designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve on the Board of Directors.
The Board of Directors has nominated Ronald R. Blanck, D.O., R. Dale Bowerman and Edwin Meese, III for election as directors at the annual meeting, to serve three-year terms expiring at the annual meeting of shareholders in 2011. Dr. Blanck, Mr. Bowerman and Mr. Meese are currently directors of the Company, with terms expiring at the 2008 annual meeting, and each has consented to serve as a director if elected.
The Board of Directors has also nominated Alex McPherson, M.D., Ph.D., for election as a director at the annual meeting, to serve a two-year term expiring at the annual meeting of shareholders in 2010, and he has consented to serve as a director if elected. Dr. McPherson is currently a director of the Company, appointed to the Board of Directors subsequent to the Company’s 2007 annual meeting of shareholders, in accordance with the Company’s Bylaws. In order to keep the number of directors constituting each class as equal as possible, the Board of Directors has nominated Dr. McPherson for election to a two-year term.
The other three directors of the Company have been elected to terms that do not expire at the 2008 annual meeting. George DeMott and Carlton E. Turner are currently serving terms expiring in 2009 and Thomas J. Marquez is currently serving a term expiring in 2010.
Information as of March 17, 2008, about the directors of the Company who will continue their terms as directors and the current nominees, is set forth in the following paragraphs.
R. DALE BOWERMAN, 68, has served as a director of the Company since January 1991. Mr. Bowerman was President and Chief Executive Officer of Southwest Health Alliances, LLC from May 1994 until his retirement in October 1997. From 1973 to April 1994, he was Chief Financial Officer of High Plains Baptist Health Systems, a nonprofit hospital system.
GEORGE DEMOTT, 75, has served as a director of the Company since May 1990 and Chairman of the Board since April 1995. He has been an independent business consultant since 1987. From 1963 to 1987, Mr. DeMott held various positions with Wyeth, formerly American Home Products Corporation, a worldwide marketer of pharmaceuticals, over-the-counter drugs and household products, serving as Group Vice President from 1978 to 1987. From 1964 to 1978, Mr. DeMott was with the Whitehall Laboratories Division of that corporation, and he served as President of that division from 1974 until 1978.

THOMAS J. MARQUEZ, 69, has served as a director of the Company since August 1987. In addition, from August 1987 until May 1990, Mr. Marquez was Chairman of the Board and Chief Executive Officer of the Company. From 1965 to 1979, Mr. Marquez was an officer of Electronic Data Systems, Inc., a computer services company, and he served as a director of that corporation from 1965 to 1984. Since his resignation as an officer of Electronic Data Systems, he has been engaged primarily in personal investment activities and a number of public service projects.
ALEX MCPHERSON, M.D., Ph.D. 68, has served as director of the Company since June 2007. From 1991 until his retirement in 2006, he was President and Chief Executive Officer of Biomira Inc. after serving on its board of directors since 1987. He received his medical degree from the University of Alberta in 1962 and his Ph.D. from the University of Melbourne in Australia in 1969. He has served as a professor for 25 years at the University of Alberta, Director of Medicine at the Cross Cancer Clinic, Deputy Minister of Alberta Hospitals and Medical Care and Deputy Commissioner and Executive Director of the Premier’s Commission on Future Health Care for Albertans.
CARLTON E. TURNER, Ph.D., D.Sc., 67, has served as a director of the Company since May 1989 and as President and Chief Executive Officer of the Company since April 1995. In addition, from January 1994 to November 1994, Dr. Turner was Executive Vice President of the Company, and from November 1994 to April 1995, he was Chief Operating Officer of the Company. He was President and Chief Executive Officer of Princeton Diagnostic Laboratories of America, Inc., a biomedical and pharmaceutical testing laboratory, from 1987 through May 1993. He also served as a director of that corporation from 1987 to January 1994. From 1981 through 1987, he was Director of the Drug Abuse Policy Office of the White House, President Reagan’s principal advisor on drug abuse policy. From 1970 to 1981, Dr. Turner was a research professor and director of the Research Institute of Pharmaceutical Sciences at the University of Mississippi School of Pharmacy. Dr. Turner serves as a director of Tutogen Medical, Inc., a publicly traded company.
RONALD R. BLANCK, D.O., 66, has served as director of the Company since June 2003. Dr. Blanck, a retired U.S. Army Lt. General, has been the Vice Chairman and partner of Martin, Blanck & Associates, a health care consulting company since June 2006. From August 2000 to June 2006, he was President of the University of North Texas Health Science Center at Fort Worth where he oversaw a growing academic health center that included the Texas College of Osteopathic Medicine, Graduate School of Biomedical Sciences and School of Public Health. Dr. Blanck is a graduate of the Philadelphia College of Osteopathic Medicine and is board certified in internal medicine. He began his military career in 1968 as a medical officer and battalion surgeon in Vietnam. He retired 32 years later as the Surgeon General of the U.S. Army and commander of the U.S. Army Medical Command with more than 46,000 military personnel and 26,000 civilian employees throughout the world.
EDWIN MEESE, III, 75, has served as director of the Company since June 2003. Since 1988, Mr. Meese has held the Ronald Reagan Chair in Public Policy at The Heritage Foundation, a Washington-based public policy research and education institution where he also serves as Chairman of the Center for Legal and Judicial Studies. Additionally, he is a Distinguished Visiting Fellow at the Hoover Institution, Stanford University, California. In addition, Mr. Meese lectures, writes and consults throughout the United States on a variety of subjects. Mr. Meese served as the 75th Attorney General of the United States from February 1985 to August 1988. From January 1981 to February 1985 he held the position of Counsellor to the President. As Attorney General and as Counsellor, Mr. Meese was a member of the President’s Cabinet and the National Security Council. He served as Chairman of the Domestic Policy Council and of the National Drug Policy Board. During the 1980 presidential campaign, Mr. Meese served as Chief of Staff and Senior Issues Advisor for the Reagan-Bush Committee. Formerly, Mr. Meese served as Governor Reagan’s Executive Assistant and Chief of Staff in California from 1969 through 1974 and as Legal Affairs Secretary from 1967 through 1968. Before joining Governor Reagan’s staff in 1967, Mr. Meese served as Deputy District Attorney in Alameda County, California. From 1977 to 1981, Mr. Meese was a professor of Law at the University of San Diego, where he also was Director of the Center for Criminal Justice Policy and Management. In addition to his background as a lawyer, educator and public official, Mr. Meese has been a business executive in the aerospace and transportation industry, serving as Vice President for Administration of Rohr Industries, Inc. in Chula Vista, California. He left Rohr to return to the practice of law, engaging in corporate and general legal work in San Diego County. Mr. Meese is a graduate of Yale University, Class of 1953 and holds a law degree from the University of California at Berkeley. He is a retired Colonel in the United States Army Reserve. He is active in numerous civic and educational organizations.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF RONALD R. BLANCK, D.O., R. DALE BOWERMAN AND EDWIN MEESE, III AS DIRECTORS OF THE COMPANY, TO SERVE THREE-YEAR TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS IN 2011, AND ALEX MCPHERSON, M.D., PH.D., AS A DIRECTOR OF THE COMPANY, TO SERVE A TWO-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS IN 2010.
PROPOSAL NO. 2: TO AMEND THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME FROM “CARRINGTON LABORATORIES, INC.” TO “DELSITE, INC.”
Overview
The Company’s strategy for the past seven years has been to grow as a research-based biopharmaceutical company, focused on offering quality products and manufacturing services to current and potential customers and to develop and bring to market DelSite’s proprietary GelSite® technology. A key component of this strategy was the utilization of profits from the manufacturing business to fund the DelSite research. The Company utilized manufacturing facilities in the United States and Costa Rica and laboratory facilities in Irving, Texas and College Station, Texas in its efforts to achieve its strategic goals. However, the Company increasingly found that the capital requirements of DelSite’s research and development efforts exceeded the profitability of the manufacturing operations and precluded the investment necessary to grow the manufacturing operations.
In November 2007, the Board of Directors decided to shift the Company’s strategic focus solely to the development and promotion of DelSite’s technologies and utilization of the manufacturing facilities in Costa Rica which support DelSite. Key components of this strategy going forward are to:
•	develop and market the proprietary GelSite® polymer technology for delivery of vaccines and therapeutics;

•	enter into strategic partnerships and collaboration arrangements related to the GelSite® technology;

•	continue to develop the knowledge of polymers and their relationship to vaccines and bioactive protein and peptide therapeutics; and

•	enlarge and diversify the customer base for bulk raw materials and products produced in Costa Rica to increase the profitability of that facility.
As a result of this shift in strategic focus, the Company’s packaged product manufacturing operations in the United States, which have experienced operating losses in recent years and are not anticipated to provide sufficient revenues to support the Company’s development of DelSite’s technology as the Company moves forward, no longer fit within the Company’s strategy and the Company is in the process of selling the assets supporting the Company’s packaged product manufacturing operations. In January 2008, the Company engaged the investment banking firm of Milkie/Ferguson Investments, Inc. to represent the Company in the sale transaction. This proposed sale will include all of the Medical Services Division and products manufactured in the U.S. from the specialty manufacturing services portion of the Consumer Services Division. The Board of Directors believes that it is in the best interest of the Company to change its name from Carrington Laboratories, Inc. to DelSite, Inc., because the name change, if adopted in connection with the Company’s shift in strategic focus, will reflect the fact that the Company has sold its manufacturing operations in Irving and its Carrington branded lines, as well as inform the public that the Company is now a “pure play” drug and vaccine company, minimizing the complexity of the Company’s operations, which in the past has been a source of confusion for potential investors as they tried to place a monetary evaluation on the Company.
Amendment to the Company’s Restated Articles of Incorporation
On March 20, 2008, the Board of Directors adopted an amendment to the Company’s Restated Articles of Incorporation to change the Company’s name from “Carrington Laboratories, Inc.” to “DelSite, Inc.” At the annual meeting to be held on June 26, 2008, the shareholders will be asked to approve this amendment. If the proposed amendment is approved by the shareholders, Article One of the Company’s Restated Articles of Incorporation will be amended in its entirety to read as follows (the words added by the amendment are in bold type, and the words deleted are struck through):

“The name of the corporation is ~~Carrington Laboratories, Inc.~~ DelSite, Inc.”)
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO AMEND THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME FROM “CARRINGTON LABORATORIES, INC.” TO “DELSITE, INC.” PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 2 UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.
PROPOSAL NO. 3: TO AMEND THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 51,000,000 SHARES TO 150,000,000 SHARES
Background
Under Texas law, the Company may only issue shares of Common Stock to the extent such shares have been authorized for issuance under the Company’s Restated Articles of Incorporation. The Company’s Restated Articles of Incorporation currently authorize the issuance of up to 51,000,000 shares of Common Stock. As of April 28, 2008:
•	11,120,712 shares of Common Stock are outstanding;

•	3,127,228 shares of Common Stock are reserved for issuance pursuant to the incentive plans; and

•	22,805,810 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock.
While the sale of the Irving manufacturing operations will provide enough cash for the Company to finish its Phase I clinical later this year, the Company will need additional capital to facilitate its change to a drug and vaccine delivery company and to retire some or all of its existing debt. This capital must be raised with the sale of the Company’s Common Stock. Additionally, Proposal No. 4 proposes to increase the number of shares authorized under the Company’s Employee Stock Option Plan by 6,000,000 shares, resulting in 8,000,000 total authorized shares. Further, Proposal No. 5 proposes to increase the number of shares authorized under the Company’s Employee Stock Purchase Plan by 750,000 shares, resulting in 2,000,000 total authorized shares. If Proposal No. 4 and Proposal No. 5 are approved, the Company may not have enough shares of Common Stock available to both raise adequate capital and enable the Company to offer adequate equity incentives to continue to attract, retain and stimulate desirable directors, officers, employees and consultants. See “—Effect of Failure to Obtain Shareholder Approval of Proposal No. 3.”
The Board of Directors believes it is prudent to have a greater number of authorized shares of common stock available to issue in the future and has approved, subject to shareholder approval, an amendment to the Company’s Restated Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance to 150,000,000 shares.
Purpose and Effect of Proposal No. 3
The purpose of the proposed amendment to the Company’s Restated Articles of Incorporation is to authorize additional shares of Common Stock that will be available for issuance (i) in order to attract, retain and stimulate desirable directors, officers, employees and consultants, encourage them to own shares of the Company’s Common Stock, increase their personal interest in the Company’s success and progress, and provide them with an additional incentive to enhance the value of the Company’s Common Stock, (ii) to raise capital for the Company to facilitate its change to a drug and vaccine delivery company and to retire some or all of the Company’s existing debt and (iii) in the event the Board of Directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, in order to raise additional capital, acquire other businesses, establish strategic relationships with corporate partners or facilitate other corporate purposes. The availability of additional shares of Common Stock is particularly important if the Company needs to undertake any of the foregoing actions on an expedited basis and wishes to avoid the time and expense of seeking shareholder approval for an amendment to the Company’s Restated Articles of Incorporation in connection with the contemplated issuance of Common Stock. We have no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing shareholders. However, the Board of Directors will have the authority to issue Common Stock without requiring future shareholder approval of such issuances, except as may be required by applicable law. To the extent that additional shares are issued in the future, they would decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.
The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board of Directors is not currently aware of any attempt to take over or acquire us. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.
If the proposed amendment is approved by the shareholders, Section 1(a) of Article Four of the Company’s Restated Articles of Incorporation will be amended in its entirety to read as follows (the words added by the amendment are in bold type, and the words deleted are struck through):
“Authorized Capital. The aggregate number of shares which the corporation shall have authority to issue is ~~Fifty-One Million (51,000,000)~~ One Hundred Fifty Million (150,000,000), consisting of ~~Fifty Million (50,000,000)~~ One Hundred Forty-Nine Million (149,000,000) shares of the par value of One Cent ($0.01) each, to be designated “Common Stock,” and One Million (1,000,000) shares of the par value of One Hundred Dollars ($100.00) each, to be designated “Preferred Stock” which may be divided into and issued in series.”
Effect of Failure to Obtain Shareholder Approval of Proposal No. 3
If the shareholders do not approve an increase in our authorized capitalization as contemplated in this Proposal No. 3, the Company may not have enough authorized shares of our Common Stock to be able to attract, retain and stimulate desirable directors, officers, employees and consultants, encourage them to own shares of the Company’s Common Stock, increase their personal interest in the Company’s success and progress, and provide them with an additional incentive to enhance the value of the Company’s Common Stock. The Company also may not have adequate capital to facilitate its change to a drug and vaccine delivery company. The Company will be limited in the number of shares of Common Stock that can be issued by its 50,000,000 share authorized capitalization.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 51,000,000 SHARES TO 150,000,000 SHARES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR SUCH PROPOSAL, UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL NO. 4: TO AMEND THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE FROM 1,250,000 SHARES TO 2,000,000 SHARES
Introduction
At the annual meeting in 1993, the shareholders of the Company approved the adoption of the Carrington Laboratories, Inc. Employee Stock Purchase Plan (the “Purchase Plan”). Later in 1993, the Board of Directors adopted, and in 1994 the shareholders approved, the first amendment to the Purchase Plan. Additional amendments to the Purchase Plan were adopted by the Board of Directors in 1995, and no shareholder approval of those amendments was required or sought. At the annual meeting in 2001, the shareholders of the Company approved an additional amendment to the Purchase Plan. The Board of Directors adopted another amendment to the Purchase Plan in 2006, and no shareholder approval of such amendment was required or sought. A copy of the Purchase Plan as currently in effect is attached to this Proxy Statement as Appendix A. The description in this Proxy Statement of the Purchase Plan is intended solely as a summary, does not purport to be complete, and is qualified in its entirety by the full text of the Purchase Plan as set forth in Appendix A.
Purchase Plan Amendment
On March 20, 2008, the Board of Directors approved an amendment to the Purchase Plan (the “Purchase Plan Amendment”). The Purchase Plan Amendment amends Section 3 of the Purchase Plan to increase the maximum number of shares of Common Stock issuable under the Purchase Plan from 1,250,000 shares to 2,000,000 shares. Through April 28, 2008, a total of 1,159,639 shares of Common Stock have been purchased under the Purchase Plan. The closing sales price of the Company’s Common Stock on April 28, 2008, as reported by the OTC Bulletin Board, was $0.40 per share. On April 28, 2008, the market value of the proposed 750,000 share increase of Common Stock issuable under the Purchase Plan was $300,000, and the market value of the proposed 2,000,000 share aggregate amount of Common Stock issuable under the Purchase Plan was $800,000.
Shareholders of the Company will be asked to approve the Purchase Plan Amendment at the annual meeting to be held on June 26, 2008. The Purchase Plan Amendment will not be effective unless approved by the shareholders. If the shareholders approve the Purchase Plan Amendment, the amendment so approved will become effective on the date of that approval.
The Purchase Plan Amendment amends the first sentence of Section 3 of the Purchase Plan in its entirety as indicated below (the words added by the Purchase Plan Amendment are in bold type, and the words deleted are struck through):
“The aggregate number of shares of Common Stock issued pursuant to Options granted under the Plan shall not exceed a total of ~~1,250,000~~ 2,000,000 shares, including shares issued since January 1, 1993, the effective date of this Plan.”
Purpose of the Purchase Plan Amendments
At the Company’s annual meeting of shareholders held on May 17, 2007, Carlton E. Turner, Ph.D., D.Sc., announced his intention to retire from his position as President and Chief Executive Officer of Carrington, effective December 31, 2008. Additionally, in November 2007, the Board of Directors decided to shift the Company’s strategic focus solely to the development and promotion of DelSite’s technologies and utilization of the manufacturing facilities in Costa Rica which support DelSite. To facilitate the smooth and successful transition of Company management upon Dr. Turner’s departure and the Company’s strategic focus, the Company must maintain the ability to continue to attract, retain and stimulate desirable directors, officers, employees and consultants through equity incentives. The purpose of increasing the number of shares covered by the Purchase Plan is to enable the Company to continue to sell shares of its Common Stock to its employees on terms that are advantageous to them, and thereby to attract, retain and stimulate desirable officers, employees and consultants, encourage them to own shares of the Company’s Common Stock, increase their personal interest in the Company’s success and progress, and provide them with an additional incentive to enhance the value of the Company’s Common Stock.

Description of the Purchase Plan as Currently in Effect
Each full-time employee, including any officer, of the Company or its participating subsidiaries is eligible to participate in the Purchase Plan. For this purpose, a full-time employee is one whose customary employment is for more than 20 hours per week and for more than five months in any calendar year. Additionally, directors who are not employees of the Company are not eligible to participate in the Purchase Plan. As of April 28, 2008, approximately 89 persons were eligible to participate in the Purchase Plan, and 19 employees were participating. Each eligible employee who elects to participate in the Purchase Plan on or before any January 1, April 1, July 1 or October 1 (a “quarterly enrollment date”) becomes a participant on that quarterly enrollment date and remains a participant until his or her participation is terminated. A participant may elect to contribute to the Purchase Plan during any year, through regular payroll deductions, not more than 10% nor less than 1% of his or her base compensation, as determined in accordance with the provisions of the Purchase Plan.
The right of a participating employee to purchase shares of Common Stock under the Purchase Plan is referred to as an “option.” On the last business day of each month, each participant is deemed automatically to have exercised the current installment of his or her option, and the Company applies all the funds accumulated in the participant’s account to the purchase from the Company of the largest possible number of whole shares of Common Stock. The purchase price of a share of Common Stock purchased upon exercise of an installment of a Purchase Plan option is equal to 95% of the Fair Market Value per share on the date on which the installment is deemed exercised (which is the date of grant for federal income tax purposes). “Fair Market Value” is defined as the closing sales price of the Common Stock on the date in question, as reported on the Nasdaq National Market or any national stock exchange or other stock market on which the Common Stock may from time to time be traded.
No participant may be granted an option allowing the employee to purchase shares under the Purchase Plan (and any employee stock purchase plan of an affiliate of the Company) at a rate that exceeds $25,000 in Fair Market Value (determined on the date the option is deemed to be exercised) for each calendar year. In addition, no participant may be granted an option under the Purchase Plan if he or she would, immediately after the grant, own stock (including the stock purchasable under the option) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation of the Company.
A participant may change his or her payroll deduction amount up to three times in respect of each year by delivering a new payroll deduction authorization form to the Company. Participants may withdraw from participation in the Purchase Plan at any time. Upon withdrawal, the balance in the participant’s withholding account and any shares being held in custody for him or her are delivered to the participant. After an employee’s participation in the Purchase Plan has been terminated, he or she may re-enroll as of any subsequent quarterly enrollment date on which he or she is an eligible employee, except that an employee will not be permitted to re-enroll until a quarterly enrollment date that is at least six months after the date of his or her withdrawal from the Purchase Plan.
If an employee terminates employment with the Company for any reason, the employee will no longer be a participant in the Purchase Plan, the unexercised portion of any option held by the employee under the Plan will be deemed cancelled, the balance of the employee’s withholding account and any shares being held in custody will be returned to the employee (or, in the event of the employee’s death, to the executor or administrator of his or her estate) and he or she will have no further rights under the Purchase Plan. Transfers of employment among the Company and its affiliates and approved leaves of absence not exceeding 90 days will not be considered terminations of employment for purposes of the Purchase Plan.
Shares of Common Stock purchased under the Purchase Plan are held in custody for the account of participants unless the Company has been requested by individual participants to deliver certificates representing their shares. A participant possesses all the rights and privileges of a shareholder of the Company with respect to the shares of Common Stock being held in custody under the Purchase Plan for his or her benefit and is entitled to receive all dividends, distributions and shareholder communications with respect to such shares. No fractional shares are issued under the Purchase Plan. Any balance of funds remaining in a participant’s account following the exercise of any installment of an option is returned to the participant, except that any such balance representing a fractional share of Common Stock is retained in the withholding account and applied to the purchase of shares in the following month.
No interest is payable on amounts held in withholding accounts, and the proceeds received by the Company upon exercise of options under the Purchase Plan constitute general funds of the Company. An option granted under the Purchase Plan is not transferable and is exercisable only by the participant to whom it is granted.

In the event that the Company effects a split of the outstanding shares of Common Stock or a dividend payable in Common Stock, or that the outstanding Common Stock is combined into a smaller number of shares, the maximum number of shares as to which options may be granted under the Purchase Plan will be increased or decreased proportionately, and the shares subject to outstanding options and the purchase price per share of such options will be increased or decreased proportionally so that the aggregate purchase price for all the shares then subject to such options will remain the same as immediately prior to such split, dividend or combination. In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including merger, consolidation or sale of assets) of the Company, the Board of Directors of the Company will make such adjustments, if any, as it deems appropriate in the number, purchase price and kind of shares covered by the unexercised portions of options theretofore granted under the Purchase Plan, to the extent permitted by applicable law.
The Purchase Plan contains certain restrictions on resales of shares of Common Stock purchased under the plan. In addition, participants who are “affiliates” of the Company for purposes of the Securities Act of 1933 (the “Securities Act”) may resell stock purchased under the Purchase Plan only in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, such as the exemption provided by Rule 144 under the Securities Act.
The Purchase Plan is administered by a committee consisting of three or more employees of the Company appointed by the Board of Directors. The current members of that committee are Carlton E. Turner, Ph.D., D. Sc., President and Chief Executive Officer; Robert W. Schnitzius, Chief Financial Officer, Treasurer and Secretary; and Carol Kitchell, Human Resources Manager. Fees and expenses incurred in connection with the administration of the Purchase Plan are paid by the Company.
The Board of Directors may at any time suspend, terminate, amend or modify the Purchase Plan, in whole or in part; provided that no amendment or modification of the Purchase Plan shall become effective without the approval of such amendment or modification by the shareholders of the Company if the Company, on the advice of counsel, determines that such shareholder approval is necessary or desirable. No termination or amendment of the Purchase Plan will adversely affect the rights of a participant under an option outstanding at the time of the termination or amendment, except with his or her consent.
Federal Income Tax Consequences
The following summary relates to U.S. federal income tax consequences only and applies to United States citizens and foreign persons who are United States residents. In addition to the income tax consequences described below, the acquisition, ownership or disposition of an option or shares of Common Stock acquired upon the exercise of an option under the Purchase Plan may have tax consequences under U.S. federal estate tax laws and various state and foreign laws that may be applicable to certain participants in the Purchase Plan. Since these tax consequences, as well as the U.S. tax consequences described below, may vary among employees depending on the particular facts and circumstances involved, each employee should consult his or her tax advisor with respect to the tax consequences of their purchase of Common Stock under the Plan and the sale of such Common Stock. To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be used and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.
The Purchase Plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Tax Code”). Amounts deducted from the income of a participating employee under the Purchase Plan are included in the employee’s income for the year in which such amounts would otherwise have been paid to the employee, and are deductible by the Company in that year. The employee does not recognize additional taxable income either (i) at the time employee begins participating in the Purchase Plan or (ii) at the time the option is deemed to be exercised, and no further deduction is allowed to the Company at either time. A participant’s basis in shares of Common Stock purchased under the Purchase Plan equals the amount paid for such shares.
An employee will have taxable income in the year in which there is a “disposition” of the shares purchased under the Purchase Plan. A “disposition” generally includes any transfer of legal title, including a transfer by sale, exchange or gift. An employee’s federal income tax liability depends on whether he makes a “qualifying” or “disqualifying” disposition. A qualifying disposition will occur if the sale (or other disposition) of the shares is made more than two years after the date the option is deemed to be exercised. A disqualifying disposition is any sale or other disposition of shares made before the two year holding period requirement described above has been satisfied. If the fair market value of the shares of Common Stock increases between the date the option is exercised and the disposition date, the federal income tax consequences to an employee should be the same. If, however, the fair market value of the shares decreases between the option exercise date and the disposition date, an employee will recognize a lesser amount of ordinary income (which generally is taxed at higher rates and subject to employment taxes) and, therefore, pay less tax in the event of a qualifying disposition.

An employee who purchases shares of Common Stock pursuant to an option granted under the Purchase Plan and disposes of such shares in a qualifying disposition, or who dies at any time while holding the shares, recognizes ordinary income at the time of disposition or death in an amount equal to the lesser of (i) the amount, if any, by which the fair market value of the shares at the time of the disposition or death exceeds the amount paid for the shares, or (ii) the discount off the fair market value of the shares on the date the option is exercised (which is considered the grant date for federal income tax purposes). The Company is not entitled to a deduction in respect of any amount of ordinary income so recognized by the employee. The employee’s basis in the shares disposed of is increased by the amount of ordinary income recognized. Any further gain recognized on the disposition is taxed as capital gain. If the fair market value of the shares purchased under the Purchase Plan is less on the date of disposition or death than the amount paid for the shares, no amount will be included in the employee’s gross income as ordinary income, and the full amount of any loss (assuming the shares are sold in an arm’s length transaction) will be a long-term capital loss.
An employee who purchases shares of Common Stock pursuant to an option under the Purchase Plan and disposes of such shares in a disqualifying disposition recognizes ordinary income at the time of disposition equal to the amount by which the fair market value of the shares on the date the option is exercised exceeds the amount paid for such shares. The amount of ordinary compensation income recognized will be added to the employee’s basis in the shares and any additional gain or loss recognized by the employee on the disposition will be a capital gain or loss. The capital gain or loss will be long-term if the shares are held for more than one year. The Company can take a deduction only if the shares are the subject of a disqualifying disposition. The deduction will be equal to the amount of ordinary compensation income recognized by the employee upon the disqualifying disposition.
The Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Tax Code.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE FROM 1,250,000 SHARES TO 2,000,000 SHARES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR SUCH PROPOSAL, UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.
PROPOSAL NO. 5: TO AMEND THE COMPANY’S 2004 STOCK OPTION PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE FROM 2,000,000 SHARES TO 8,000,000 SHARES AND THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED TO AN EMPLOYEE DURING A CALENDAR YEAR FROM 300,000 SHARES TO 1,000,000 SHARES
Introduction
At the annual meeting on May 20, 2004, the shareholders of the Company approved the adoption of the Carrington Laboratories, Inc. 2004 Stock Option Plan (the “Option Plan”). The Option Plan became effective on March 12, 2004 and replaced the Company’s 1995 Stock Option Plan. In 2007, the Board of Directors adopted and the shareholders approved, the first amendment to the Option Plan. A total of 2,000,000 shares of Common Stock are reserved for issuance under the Option Plan. The closing sales price of the Company’s Common Stock on April 28, 2008, as reported by the OTC Bulletin Board, was $0.40 per share. On April 28, 2008, the market value of the proposed 6,000,000 share increase of Common Stock issuable under the Option Plan was $2,400,000 and the market value of the proposed 8,000,000 share aggregate amount of Common Stock issuable under the Option Plan was $3,200,000. A copy of the amended Option Plan as currently in effect is attached to this Proxy Statement as Appendix B. The description in this Proxy Statement of the Option Plan is intended solely as a summary, does not purport to be complete, and is qualified in its entirety by the full text of the Option Plan attached hereto as Appendix B.

Option Plan Amendments
On March 20, 2008, the Board of Directors approved amendments to the Option Plan (the “Option Plan Amendments”) increasing the number of shares reserved for issuance under the Option Plan from 2,000,000 shares to 8,000,000 shares and increasing the number of shares of Common Stock for which options may be granted to a participant during a calendar year from 300,000 shares to 1,000,000 shares. At the annual meeting to be held on June 26, 2008, the shareholders will be asked to approve the Option Plan Amendments. The Option Plan Amendments will not be effective unless it is approved by the shareholders. If the shareholders approve the Option Plan Amendments, they will become effective on the date of that approval.
The first sentence of Section 1.03 of the Option Plan currently reads as follows:
“Options may be granted by the Company from time to time under the Plan to purchase an aggregate of 2,000,000 shares of the authorized Common Stock.”
The Option Plan Amendments replace the first sentence of Section 1.03 of the Option Plan, in its entirety, with the following:
“The maximum number of shares of Common Stock that shall be available for grant of Options under the Plan (including Options intending to qualify as incentive Stock Options under Section 422 of the Code) shall be 8,000,000 shares of Common Stock.”
The Option Plan Amendments also amend the second paragraph in Section 4.01 of the Option Plan in its entirety as indicated below (the words added by the Option Plan Amendments are in bold type, and the words deleted are struck through):
“The aggregate number of shares of Common Stock for which any Employee may be granted Options under the Plan during any one calendar year shall not exceed ~~300,000~~ 1,000,000 .”
Purpose of the Option Plan Amendments
At the Company’s annual meeting of shareholders held on May 17, 2007, Carlton E. Turner, Ph.D., D.Sc., announced his intention to retire from his position as President and Chief Executive Officer of Carrington, effective December 31, 2008. Additionally, in November 2007, the Board of Directors decided to shift the Company’s strategic focus solely to the development and promotion of DelSite’s technologies and utilization of the manufacturing facilities in Costa Rica which support DelSite. To facilitate the smooth and successful transition of Company management upon Dr. Turner’s departure and the Company’s strategic focus, the Company must maintain the ability to continue to attract, retain and stimulate desirable directors, officers, employees and consultants through equity incentives. The Option Plan is intended to promote the interests of the Company and its shareholders by attracting and retaining a new President and Chief Executive Officer and stimulating the performance of selected employees, directors and consultants by giving such persons the opportunity to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress.
Description of the Option Plan as Currently in Effect
The Option Plan authorizes the granting to employees of the Company and its affiliates of both incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options to purchase Common Stock. All employees of the Company and its affiliates are eligible to participate in the Option Plan. The Option Plan also authorizes the granting of nonqualified stock options to purchase Common Stock to non-employee directors of the Company and to consultants of the Company and its affiliates. On April 28, 2008, there were 229 employees and six outside directors of the Company who would be eligible to be granted options under the Option Plan. On April 28, 2008, there was one consultant eligible to be granted options under the Option Plan.
The Board of Directors or the Compensation and Stock Option Committee is responsible for the administration of the Option Plan and determines the employees, outside directors and consultants to be granted options, the period during which each option will be exercisable, the number of shares and exercise price of the Common Stock covered by each option and whether an option will be a nonqualified or an incentive stock option. The current members of the Compensation and Stock Option Committee are George DeMott, Chairman, R. Dale Bowerman and Edwin Meese, III.

The term of each option granted to an employee under the Option Plan is determined by the Board of Directors or the Compensation and Stock Option Committee, but in no event may such term exceed 10 years from the date of grant. Unless otherwise stated in an option agreement, the unexpired portion of any option granted to an employee will expire and become null and void no later than the first to occur of: (i) the expiration of 10 years from the date the option is granted, (ii) the expiration of 30 days from the date of the optionee’s termination of employment with the Company or an affiliate for any reason other than retirement, death or disability, (iii) the first anniversary of the optionee’s termination of employment with the Company by reason of his death or disability, (iv) the third anniversary of the optionee’s retirement from the Company or an affiliate, or (v) the second anniversary of the optionee’s death following the optionee’s retirement from the Company or an affiliate. However, if an employee is terminated on account of fraud, dishonesty or performance of other acts detrimental to the Company or an affiliate, or if following the termination of employment the Company determines that there is cause to cancel the option, the unexpired portion of the option will terminate immediately. The exercise price for the purchase of shares subject to such an option cannot be less than 100% of the fair market value (as defined in the Option Plan) of the Common Stock on the date the option is granted. Furthermore, the exercise price for any incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate must be at least 110% of the fair market value of the Common Stock at the date of the grant. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options covering more than 300,000 shares.
The term of each option granted to an outside director under the Option Plan is determined by the Board of Directors or the Compensation and Stock Option Committee, but in no event may such term exceed 10 years from the date of grant. Unless the option agreement states otherwise, any option granted to an outside director shall remain effective during its entire term regardless of whether such director continues to serve as a director. However, if an outside director is terminated because of such outside director’s fraud or intentional misrepresentation or on account of embezzlement, misappropriation or conversion of assets or opportunities of the Company or an affiliate, the unexpired portion of the option will terminate immediately. The purchase price per share of Common Stock under each option granted to an outside director will be the fair market value (as defined in the Option Plan) of such share on the date of grant.
The term of each option granted to a consultant under the Option Plan is determined by the Board or Directors or the Compensation and Stock Option Committee, but in no event may such term exceed 10 years from the date of grant. Unless provided otherwise in an option agreement, the unexpired portion of any option granted to a consultant will expire on the earlier of (i) ten years from the date the option was granted or (ii) the first anniversary of the date of the consultant’s death. Nonetheless, if a consultant is terminated because of the consultant’s fraud, dishonesty or performance of other acts detrimental to the Company or an affiliate, or if, at any time during or after the consultant’s performance of services, the Company determines that there is cause to cancel the option, the unexpired portion of the option will terminate immediately. The exercise price for the purchase of shares under each option granted to a consultant will be the fair market value (as defined in the Option Plan) of such share on the date of grant.
Upon exercise of an option, the purchase price must be paid in full in cash or a cash equivalent acceptable to the Compensation and Stock Option Committee. However, at the request of an optionee and to the extent permitted by applicable law, the Company will approve reasonable arrangements with outside directors and their respective brokerage firms (and may in its sole and absolute discretion approve reasonable arrangements with employees and consultants and their respective brokerage firms) under which the optionee may exercise his option by delivering to the Company an irrevocable notice of exercise, together with such documents as the Company requires. Upon receipt of full payment in cash or an acceptable cash equivalent of the purchase price and any other amounts due upon exercise, the Company will deliver to the optionee’s brokerage firm one or more certificates representing shares of Common Stock issued in respect of the exercise.
No option granted pursuant to the Option Plan is transferable otherwise than by will and the laws of descent and distribution. Unpurchased shares of Common Stock subject to options that have expired or terminated without being exercised in full are again available for grant under the Option Plan. No fractional shares of Common Stock will be issued or delivered under the Plan and no payment or other adjustment will be made with respect to any fractional shares.
In the event that the Company effects a split of the outstanding shares of Common Stock or a dividend payable in Common Stock, or that the outstanding Common Stock is combined into a smaller number of shares, the maximum number of shares as to which options may be granted under the Option Plan will be increased or decreased proportionately, and the shares subject to outstanding options and the purchase price per share of such options will be increased or decreased proportionally so that the aggregate purchase price for all the shares then subject to such options will remain the same as immediately prior to such split, dividend or combination. In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including merger, consolidation or sale of assets) of the Company, the Board of Directors of the Company will make such adjustments, if any, as it deems appropriate in the number, purchase price and kind of shares covered by the unexercised portions of options theretofore granted under the Option Plan, to the extent permitted by applicable law.

Upon the occurrence of a “change in control” of the Company, the maturity of all options then outstanding under the Option Plan will be accelerated automatically, so that all such options will become exercisable in full with respect to all shares that have not been previously exercised or become exercisable. No option will be accelerated if the optionee’s employment or service terminates prior to the date of a change in control. If an option is not exercised upon a change in control, the Compensation and Stock Option Committee may, in its discretion, cancel any such option and pay the optionee an amount in cash equal to the excess, if any, of the aggregate fair market value of the shares of Common Stock subject to the option as of the date of the change in control over the option’s exercise price. Alternatively, the Compensation and Stock Option Committee may provide a replacement option on such terms as it deems appropriate. A “change in control” is defined in the Option Plan and includes certain mergers, consolidations, reorganizations, sales of assets, or a dissolution of the Company, a change in the control of the Board of Directors or the acquisition by a shareholder of 20% or more of the Common Stock of the Company.
Unless sooner terminated, the Option Plan will expire on March 12, 2014. The Board of Directors of the Company may alter, amend or terminate the Option Plan. However, no amendment will become effective without the approval of the shareholders of the Company if the Company (on the advice of counsel) determines that shareholder approval is necessary or desirable. No amendment or termination of the Option Plan may adversely affect the rights of an optionee under an option without the consent of such optionee.
Federal Income Tax Consequences
The following summary is based on an analysis of the Code as currently in effect and existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of federal income tax consequences, and the federal income tax consequences to an optionee may be either more or less favorable than those described below, depending on individual circumstances. To ensure compliance with Treasury Department Circular 230, optionees are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code and (ii) optionees should seek advice based on their particular circumstances from an independent tax advisor.
Nonqualified Stock Options. No income will be recognized by an optionee for federal income tax purposes upon the grant of a nonqualified stock option. Income recognized by optionees who are employees of the Company upon the exercise of nonqualified stock options will be considered compensation subject to withholding at the time such income is recognized, and therefore, the Company or one of its affiliates must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. The nonqualified stock options granted under the Option Plan are designed to provide the Company with a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee, subject to deduction limitations discussed below.
The basis of shares transferred to an optionee pursuant to exercise of a nonqualified stock option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.
Incentive Stock Options. No income will be recognized by an optionee for federal income tax purposes upon the grant or the exercise of an incentive stock option. The basis of shares transferred to an optionee pursuant to the exercise of an incentive stock option is the price paid for such shares. If the optionee holds such shares for at least one year after transfer of the shares to the optionee and two years after the grant of the option, whichever is later, the optionee will recognize capital gain or loss upon sale of the shares received upon such exercise equal to the difference between the amount realized on such sale and the exercise price. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the purchased shares on the date of exercise over the option price of such shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the optionee upon such disposition will be a capital gain.

The excess of the fair market value of shares on the date of the exercise of an incentive stock option over the option price for such shares is an item of adjustment for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, an optionee may be subject to alternative minimum tax as a result of the exercise.
The Company is not entitled to a deduction upon the exercise of an incentive stock option by an optionee. If the optionee disposes of the shares of stock received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, however, the Company may, subject to the deduction limitation described below, deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.
Limitations on the Company’s Compensation Deduction. Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to the officers for the year exceeds $1 million, unless the compensation is performance-based, is approved by the Company’s shareholders and meets certain other criteria. Compensation attributable to a stock option is deemed to satisfy the requirements for performance-based compensation if (1) the grant is made by the Compensation and Stock Option Committee; (2) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee; and (3) under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant. The Plan has been designed to enable options granted by the Compensation and Stock Option Committee to qualify as performance-based compensation for purposes of Section 162(m) of the Code.
In addition, Section 280G of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Very generally, excess parachute payments arise from certain payments made to disqualified individuals which are in the nature of compensation and are contingent on certain changes in ownership or control of the Company. Disqualified individuals for this purpose include certain employees and independent contractors who are officers, stockholders or highly-compensated individuals. Accelerated vesting of options under the Plan upon a change in ownership or control of the Company could result in excess parachute payments. In addition to the deduction limitation applicable to the Company, a disqualified individual receiving an excess parachute payment is subject to a 20 percent excise tax on the amount thereof.
Application of Code Section 409A. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a Plan that fails to satisfy certain requirements. For purposes of Section 409A of the Code, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock option programs. Generally speaking, Section 409A of the Code does not apply to incentive stock options and nonqualified stock options granted at fair market value if no deferral is provided beyond exercise.
The options granted pursuant to the 2004 Option Plan are designed to be exempt from coverage under Section 409A of the Code. However, if the 2004 Option Plan is administered in a manner that causes options granted under the plan to become subject to Section 409A and the requirements of Section 409A are not satisfied, an optionee could be subject to additional taxes and interest.
Effect of Other Laws. The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents. The U.S. tax consequences associated with the grant of options to nonresident aliens depends upon a number of factors including whether such grant is considered to be U.S. source income and whether the provisions of any treaty are applicable. The acquisition, ownership or disposition of units may also have tax consequences under various state and foreign laws. Since these tax consequences, as well as the federal income tax consequences described above, may vary from person to person depending upon the particular facts and circumstances involved, optionees should consult their own tax advisors with respect to the federal income tax consequences of the grant and exercise of options under the Option Plan, and also with respect to any tax consequences under applicable state and foreign laws.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S 2004 STOCK OPTION PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE FROM 2,000,000 SHARES TO 8,000,000 SHARES AND THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED TO AN EMPLOYEE DURING A CALENDAR YEAR FROM 300,000 SHARES TO 1,000,000 SHARES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR SUCH PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

CORPORATE GOVERNANCE AND BOARD COMMITTEES
Board Independence
The Board of Directors has determined that, other than Dr. Turner, all of its current directors, including those standing for election at the 2008 annual meeting of shareholders, are “independent” as defined by Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market (“NASDAQ”), as currently in effect and will be independent of management and free of any relationship that would interfere with their exercise of independent judgment.
Board Structure and Committee Composition
The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers and establishes corporate policies. Currently, the Board has seven directors and standing Executive, Audit, Compensation and Stock Option, and Board Governance and Nominating Committees. The membership and function of each committee is described below.
During 2007, the Board of Directors held a total of ten (10) meetings. Each director attended at least 75% of the aggregate of such meetings held during the period in which such director served and the meetings held by all committees on which such director served. The Board of Directors has adopted a policy concerning director attendance at annual meetings of the Company’s shareholders. The Board expects all directors to attend annual meetings of the Company’s shareholders. All of the directors attended the 2007 annual meeting of shareholders.
Executive Committee
The Board has established an Executive Committee which, with certain exceptions, may exercise all the authority and powers of the Board of Directors in the business and affairs of the Company when the Board of Directors is not in session. The current members of the Executive Committee are Thomas J. Marquez (Chairman), George DeMott and Carlton E. Turner, Ph.D., D.Sc. During 2007, the Executive Committee held four (4) meetings. All committee members attended all meetings held by the Executive Committee during 2007.
Audit Committee
The Board has established an Audit Committee for the purposes of reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; reviewing the results and scope of, and the fees for, the annual audit; reviewing the financial statements and any significant transactions or events and any changes in accounting principles and practices with the independent auditors; and reviewing the internal controls and audit procedures of the Company. The current members of the Audit Committee are R. Dale Bowerman (Chairman), Thomas J. Marquez and Ronald R. Blanck, D.O. In addition to the NASDAQ “independent” rules, the Board of Directors has also determined that each of the current members of the Audit Committee satisfy the definition of “independent” prescribed by the Securities and Exchange Commission for members of an audit committee.
The Audit Committee works closely with management as well as the Company’s independent auditors. A complete description of the Audit Committee’s responsibilities is set forth in the Charter of the Audit Committee of the Board of Directors. A current copy of the Audit Committee charter may be found on the Company’s website at www.carringtonlabs.com. Click on “Investors/Media” to find the “Corporate Governance” section of the website where the Audit Committee charter is posted.
The Board has determined that R. Dale Bowerman qualifies as an “audit committee financial expert” as defined in recently promulgated rules of the Securities and Exchange Commission. As noted above, the Board of Directors has determined that Mr. Bowerman is an independent director.
During 2007, the Audit Committee held five (5) meetings. All committee members attended all meetings held by the Audit Committee during 2007.

Compensation and Stock Option Committee
The Board has established a Compensation and Stock Option Committee which serves as a compensation committee, makes recommendations to the Board with respect to compensation of executive officers of the Company, and is responsible for making grants of stock options under the Company’s 2004 Stock Option Plan. The current members of the Compensation and Stock Option Committee are George DeMott (Chairman), R. Dale Bowerman and Edwin Meese, III. During 2007, the Compensation and Stock Option Committee held five (5) meetings, all of which were attended by all committee members. A current copy of the Compensation and Stock Option Committee charter may be found on the Company’s website at www.carringtonlabs.com. Click on “Investors/Media” to find the “Corporate Governance” section of the website where the Compensation and Stock Option Committee charter is posted. The Compensation and Stock Option Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also the Company’s President and Chief Executive Officer. The President and Chief Executive Officer is not present for portions of meetings considering his own salary. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than the Company’s President and Chief Executive Officer), the Compensation and Stock Option Committee typically considers the recommendations of the Company’s President and Chief Executive Officer. The Compensation and Stock Option Committee did not use a compensation consultant in 2007.
Board Governance and Nominating Committee
The Board has established a Board Governance and Nominating Committee for the purposes of assisting the Board by identifying individuals qualified to become Board members, advising the Board concerning Board membership, leading the Board in an annual review, and recommending director nominees to the Board. The current members of the Board Governance and Nominating Committee are George DeMott (Chairman), Ronald R. Blanck, D.O., R. Dale Bowerman, Thomas J. Marquez, and Edwin Meese, III. A current copy of the Board Governance and Nominating Committee charter may be found on the Company’s website at www.carringtonlabs.com. Click on “Investors/Media” to find the “Corporate Governance” section of the website where the Board Governance and Nominating Committee charter is posted.
The Board Governance and Nominating Committee has no formal written policy with respect to the consideration of candidates for director, including candidates recommended by shareholders. The Committee believes such a policy is not necessary because the Committee has not limited the sources from which it will receive recommendations for director candidates. To that end, the Committee will consider candidates recommended by shareholders of the Company who are entitled to vote for the election of directors at a shareholder meeting. Such shareholders may do so by sending a written request marked “Confidential” to the Chairman of the Board Governance and Nominating Committee, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038. Any such request should include information sufficient for the Committee to perform an initial evaluation of a recommended candidate’s ability to serve as a director of the Company. The Committee will hold such recommendations until the Committee determines a new director is required. Shareholders who desire their recommendation to be considered in conjunction with the election of new directors, if any, at next year’s annual meeting of shareholders should submit their recommendations so they are received not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.
Each shareholder recommendation must set forth: (i) the name and address of the shareholder who intends to make the nomination of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the written consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The Board Governance and Nominating Committee annually evaluates the need for new members of the Board of Directors. When the Committee determines that new directors may be required, the Committee reviews recommendations previously received by the Committee from all sources, including recommendations from members of the Board of Directors as well as third parties not affiliated with the Company. If the Committee determines that it has no qualified candidates, the Committee will engage third party search firms to identify potential candidates, which firms would be paid market fees for the services they perform. Candidates passing the Committee’s initial review are evaluated further through personal interviews and solicitation of third party recommendations. Candidates remaining at this point are then evaluated as to their ability to participate fully in the Board of Directors’ schedule of meetings and to confirm their willingness to serve as a director of the Company. Thereafter, the Committee submits its recommendation to the Board of Directors with respect to those candidates the Committee believes should be included in the slate of directors to be recommended for nomination by the Board of Directors at the next annual meeting of shareholders. The Committee would apply this process whether or not the individual being evaluated was initially recommended by a shareholder.
The Board Governance and Nominating Committee seeks to have a diverse Board of Directors comprised of individuals having a broad range of strengths and talents and the majority of whose members are independent of the Company and its management. The Committee believes that individuals recommended by the Committee for nomination to the Board of Directors should, at a minimum, possess sound business experience and judgment and high ethical standards. The Committee also believes that one or more of the Company’s directors should possess substantial expertise in the areas of finance, governance and technical knowledge applicable to the industry.
During 2007, the Board Governance and Nominating Committee held two (2) meetings. All committee members attended all meetings held by the Board Governance and Nominating Committee during 2007.
Shareholder Communications with the Board
Shareholders interested in communicating with the Board of Directors may do so by writing to Chairman of the Board Governance and Nominating Committee, or Chairman of the Audit Committee, c/o Robert W. Schnitzius, Secretary, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038. Such communications, which should be marked as “Confidential,” will be forwarded on an unopened basis to the addressee upon receipt.
Code of Business Conduct and Ethics
The Company has adopted a code of business conduct and ethics that applies to the Company’s directors, executive officers and employees. A copy of the Company’s code of business conduct and ethics may be found on the Company’s website at www.carringtonlabs.com. Click on “Investors/Media” to find the “Corporate Governance” section of the website where the code of business conduct and ethics is posted.
AUDIT DISCLOSURE
Independent Auditor
As previously reported in the Company’s Proxy Statement for the Annual meeting of Shareholders, on March 29, 2006, Grant Thornton LLP (“Grant Thornton”) notified the Company that it declined to stand for reappointment as the Company’s independent registered public accounting firm for the year ending December 31, 2006, effective on May 15, 2006. On June 20, 2006, the Company appointed Weaver and Tidwell, L.L.P. (“Weaver and Tidwell”), as its new independent auditor. The decision to appoint Weaver and Tidwell was approved by the Audit Committee. Grant Thornton’s report on the financial statements for the Company’s fiscal year ended December 31, 2005, and during the subsequent interim period preceding the resignation of Grant Thornton did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. For the Company’s fiscal year ended December 31, 2005, and during the subsequent interim period preceding the resignation of Grant Thornton, there was no disagreement between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports. Grant Thornton’s letter to the Securities and Exchange Commission stating its agreement with the statements in this paragraph is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, dated March 30, 2006.
During the Company’s fiscal year ended December 31, 2005, and during the subsequent interim period preceding the resignation of Grant Thornton, the Company did not consult with Weaver and Tidwell regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

The Company selected Weaver and Tidwell as its independent auditor for the Company’s fiscal year ended December 31, 2008. The Company expects one or more representatives of Weaver and Tidwell to attend the annual meeting, where they will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they so desire.
Audit Committee Report
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this information be incorporated by reference by any general statement incorporating by reference this proxy into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference in such filing.
The Audit Committee of the Board of Directors is responsible for overseeing the Company’s financial reporting process and helping to ensure the reliability of the Company’s financial statements. The Board of Directors has adopted a written Charter for the Audit Committee to follow in carrying out this responsibility.
Independence of Audit Committee Members
Each of the three members of the Audit Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASDAQ’s listing standards and under applicable law.
Review and Discussions
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2007, and all matters of importance. It has also discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 as modified and supplemented (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors at Weaver and Tidwell L.L.P., as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent auditors their independence, including all matters described in the written disclosures.

Recommendation to Include Audited Financial Statements in Annual Report
Based on the reviews and discussions referred to above, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Date: March 19, 2008	AUDIT COMMITTEE

/s/ R. Dale Bowerman

R. Dale Bowerman, Chairman

/s/ Ronald R. Blanck

Ronald R. Blanck

/s/ Thomas J. Marquez

Thomas J. Marquez
Fees
The Audit Committee has considered whether Weaver and Tidwell’s performance of non-audit services for the Company is compatible with maintaining that firm’s independence with respect to the Company and has concluded that the performance of audit and non-audit services by that firm, within the parameters set by the Audit Committee, does not adversely affect its independence.
The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the Company’s auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Weaver and Tidwell and Grant Thornton during fiscal 2007.
Weaver and Tidwell, L.L.P. Fees

	2007	2006
Audit Fees	$88,500	$84,600
Audit-related Fees	$0	$0
Tax Fees	$17,750	$27,705
All Other Fees	$250	$0
Grant Thornton, LLP Fees

	2007	2006
Audit Fees	$0	$18,180
Audit-related Fees	$26,000	$10,000
Tax Fees	$0	$0
All Other Fees	$0	$0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, as of April 28, 2008, the beneficial ownership of Common Stock of the Company by (i) each director and nominee for director of the Company, (ii) each named executive officer listed in the Summary Compensation Table included elsewhere in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as otherwise indicated, each person named in the table below has sole voting and investment power with respect to all shares indicated as being beneficially owned by such shareholder.

	Common Stock
	Beneficially Owned
	Number		Percent of
Name	of Shares		Class(1)
Directors and Named Executive Officers
Ronald R. Blanck, D.O.	110,000	(2)	1.0%
R. Dale Bowerman	187,000	(3)	1.7%
George DeMott	120,000	(4)	1.1%
Thomas J. Marquez	973,408	(5)	8.8%
Edwin Meese, III	110,000	(6)	1.0%
Alex McPherson, M.D., Ph.D.	25,000	(7)	0.2%
Carlton E. Turner, Ph.D., D.Sc.	541,418	(8)	4.9%
Robert W. Schnitzius	249,357	(9)	2.2%

All current directors and executive officers as a group (8 persons) as a group (10 persons)	2,316,183	(10)	20.8%

Beneficial Owners of More than 5% (excluding persons named above)
James F. Fitzgerald, Sr.	1,391,200	(11)	12.5%
839 Harding Street
Janesville, WI 53545

Marilyn C. Fitzgerald	1,391,200	(12)	12.5%
839 Harding Street
Janesville, WI 53545

John L. Strauss	1,664,167	(13)	15.0%
3409 Hanover Street
Dallas, TX 75225

(1)	Calculated based upon an aggregate of 11,120,712 shares outstanding as of April 28, 2008

(2)	Includes 110,000 shares that Dr. Blanck has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(3)	Includes 150,000 shares that Mr. Bowerman has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(4)	Includes 110,000 shares that Mr. DeMott has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(5)
Includes 39,300 shares held in a trust controlled by Mr. Marquez, 8,468 shares owned by his wife, and 177,600 shares that he has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(6)	Includes 110,000 shares that Mr. Meese has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(7)	Includes 25,000 shares that Dr. McPherson has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(8)	Includes 327,000 shares that Dr. Turner has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(9)	Includes 177,000 shares that Mr. Schnitzius has the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(10)	Includes 1,186,600 shares that current directors and executive officers have the right to acquire pursuant to options exercisable within 60 days after April 28, 2008.

(11)
Based on a report on Schedule 13G by James F. Fitzgerald, Sr. filed with the Securities and Exchange Commission on February 14, 2007. Includes 1,000,000 shares issuable upon the exercise of immediately exercisable warrants. Mr. Fitzgerald is deemed to have shared voting and dispositive power in his position as co-trustee of the Fitzgerald Trust dated March 8, 1994 over all 1,391,200 shares.

(12)
Based on a report on Schedule 13G by Marilyn C. Fitzgerald filed with the Securities and Exchange Commission on February 14, 2007. Includes 1,000,000 shares issuable upon the exercise of immediately exercisable warrants. Ms. Fitzgerald is deemed to have shared voting and dispositive power in her position as co-trustee of the Fitzgerald Trust dated March 8, 1994 over all 1,391,200 shares.

(13)
Based on a report on Form 5 by John L. Strauss filed with the Securities and Exchange Commission on January 25, 2007. Includes 23,000 shares held by trusts, and 641,167 shares owned directly by Mr. Strauss. This also includes 1,000,000 shares issuable upon the exercise of immediately exercisable warrants held by Mr. Strauss.

The Company knows of no arrangements the operation of which may at a subsequent date result in a change of control of the Company.
EXECUTIVE OFFICERS
The executive officers of the Company are Carlton E. Turner, Ph.D., D.Sc. and Robert W. Schnitzius. Biographical information for Dr. Turner is set forth under “Election of Directors” above.
ROBERT W. SCHNITZIUS, 51, has been Chief Financial Officer and Treasurer of the Company since November 1997, Secretary of the Company since May 1998 and a Vice President of the Company since April 2002. From 1996 to 1997, Mr. Schnitzius was the Corporate Controller for Medeva Americas, Inc., a U.S. pharmaceutical company subsidiary of Medeva PLC. From 1991 to 1996, Mr. Schnitzius served with Medeva Pharmaceuticals, Inc., also a pharmaceutical company subsidiary of Medeva PLC, first as Controller (1991 to 1993) and then as Director of Finance (1994 to 1996). From 1983 to 1991, Mr. Schnitzius served as Controller for Shoreline Products, Inc., a boat trailer manufacturer, and from 1978 to 1983, he served as Treasurer of Texas Testing Laboratories, Inc., an engineering testing laboratory.
All executive officers of the Company are elected annually by the Board of Directors to serve until their respective successors are chosen and qualified or until their earlier death, resignation or removal from office. There are no family relationships between any executive officers or persons chosen to become executive officers.

DIRECTOR AND EXECUTIVE COMPENSATION
Compensation of Directors
The Company pays each outside director a quarterly retainer of $2,500 and $2,500 for the Chairman of the Board and $2,000 for all other members for each day or portion thereof spent attending Board meetings. Outside directors who are members of the Executive Committee and Governance Committee each receive $2,000 for each day or portion thereof spent attending these meetings. The Company pays the Chairman of the Audit Committee $2,500 and each outside director who is a member of the Committee $2,000 for each day or portion thereof spent attending these meetings. Outside directors who are members of the Compensation Committee each receive $1,500 a day or portion thereof spent attending these meetings. If any Committee meeting is held on the same day as a Board meeting, Committee members are paid $500 in lieu of their normal Committee meeting fee. The Company also pays each director $500 for participation in Board or Committee conference calls. The Company also reimburses each outside director who does not live in the Dallas, Texas area for travel expenses incurred in attending Board and Committee meetings.
Pursuant to the Company’s 2004 Stock Option Plan, nonqualified options to purchase shares of the Company’s Common Stock may be granted to outside directors from time to time. Each option granted to an outside director has a term determined by the Compensation and Stock Option Committee, but not greater than ten years, is exercisable in whole or in part at any time during its entire term and remains effective during its entire term, regardless of whether the optionee continues to serve as a director. The purchase price per share of Common Stock covered by each such option is fixed by the Board of Directors or the Compensation and Stock Option Committee and must be equal to or greater than the fair market value per share of Common Stock on the date of grant.
The following chart shows the compensation paid by the Company to each outside director in 2007.
Director Compensation in 2007

	Fees earned or	Option
Name	paid in cash	Awards	Total
(a)	(b)	(d)	(h)
Ronald R. Blanck, D.O. (1)	$28,000	—	$28,000
R. Dale Bowerman (2)	$45,000	—	$45,000
George DeMott (3)	$91,500	—	$91,500
Thomas J. Marquez (4)	$40,000	—	$40,000
Alex McPherson, M.D., Ph.D. (5)	$11,000	$8,888	$19,888
Edwin Meese, III (6)	$29,500	—	$29,500

(1)	On April 28, 2008, Dr. Blanck owned options to purchase an aggregate number of 110,000 shares of Common Stock.

(2)	On April 28, 2008, Mr. Bowerman owned options to purchase an aggregate number of 150,000 shares of Common Stock.

(3)	On April 28, 2008, Mr. DeMott owned options to purchase an aggregate number of 110,000 shares of Common Stock.

(4)	On April 28, 2008, Mr. Marquez owned options to purchase an aggregate number of 177,600 shares of Common Stock.

(5)	On April 28, 2008, Dr. McPherson owned options to purchase an aggregate number of 25,000 shares of Common Stock.

(6)	On April 28, 2008, Mr. Meese owned options to purchase an aggregate number of 110,000 shares of Common Stock.

Summary compensation table
The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s “principal executive officer,” “principal financial officer,” and the other highest paid executive officer (its “named executive officers”) for the years ended December 31, 2007 and 2006:

Name and			All Other
Principal Position	Year	Salary	Compensation		Total
(a)	(b)	(c)	(i)(1)		(j)

Carlton E. Turner, Ph.D., D.Sc.,	2007	$375,000	$22,251	(2)	$397,251
President and Chief Executive Officer	2006	$375,000	$22,981		$397,981

Robert W. Schnitzius, Vice President	2007	$184,750	$34,606	(3)	$219,356
& Chief Financial Officer	2006	$184,750	$13,258		$198,008

(1)
Any amounts shown in this column for car allowances or country club memberships reflect the full incremental cost to the Company of such car allowance or country club membership for such calendar year, however, only a portion of such costs represents a perquisite. The country club memberships are maintained for business purposes, but may also be used for personal use.

(2)	Includes car allowance of $9,780, 401(k) plan match from the Company of $650, country club membership of $6,471, and term life insurance premium contribution of $5,350.

(3)	Includes 401(k) plan match from the Company of $7,390, country club membership of $6,471, term life insurance premium contribution of $745 and bonuses of $20,000.
Related Party Transactions
In December 2007, the Board of Directors approved the Company entering into an agreement with each of Maria Eaton, Jose Zuniga and Paul Stroud for payment to each of a $60,000 bonus and with each of Robert W. Schnitzius, an executive officer of the Company, and Dr. Yawei Ni for payment to each of a $150,000 bonus, contingent upon such person continuing employment with the Company through (i) the reorganization of the Company in connection with the shift in the Company’s strategic focus and (ii) the completion of the Company’s Phase I clinical trial. The general terms of these agreements have been approved, however, the agreements have not been finalized or executed.

Outstanding equity awards at fiscal year-end
The following table sets forth information regarding each unexercised option held by each of the Company’s named executive officers as of December 31, 2007.
2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of	Number of
	securities	securities
	underlying	underlying
	unexercised	unexercised	Option	Option
	options	options	exercise	expiration
Name	exercisable	unexercisable	price	date
(a)	(b)	(c)	(e)	(f)(1)

Carlton E. Turner, Ph.D., D.Sc.	30,000		$2.50	12/22/2008
President & Chief Executive Officer	30,000		$2.0625	12/16/2009
	40,000		$1.45	05/16/2012
	30,000		$1.05	12/18/2012
	30,000		$4.26	12/10/2013
	25,000		$4.78	12/09/2014
	25,000		$3.86	12/20/2015
	117,000		$0.34	01/18/2018

Robert W. Schnitzius	20,000		$2.50	12/22/2008
Vice President & Chief Financial Officer	10,000		$2.0625	12/16/2009
	10,000		$1.3125	12/14/2010
	20,000		$1.05	12/07/2011
	5,000		$1.45	05/16/2012
	10,000		$1.05	12/18/2012
	10,000		$4.26	12/10/2013
	5,000		$4.78	12/09/2014
	2,000		$3.86	12/20/2015
	15,000	30,000	$1.63	05/17/2017
	25,000		$0.30	11/08/2017
	30,000		$0.34	01/18/2018
(1)	All options to purchase shares of Common Stock granted under the Company’s 2004 Option Plan, as amended, expire 10 years from the option’s grant date.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Company’s Common Stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
An initial Form 3 filing for Alex McPherson, M.D., Ph.D., reporting that Dr. McPherson did not beneficially own any shares of the Company’s Common Stock upon his election as a director and a Form 4 filing for Dr. McPherson reporting that Dr. McPherson acquired options to purchase 25,000 shares of the Company’s Common Stock were filed late as a result of an administrative oversight. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2007, other than the delinquent filings for Dr. McPherson, all of its directors, officers and more than 10 percent beneficial owners complied with all applicable Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS
The 2009 annual meeting of the shareholders of the Company is scheduled to be held on May 21, 2009. Shareholder proposals for inclusion in the Company’s proxy materials for the 2009 annual meeting of shareholders must be received by the Company at its office in Irving, Texas, addressed to the Secretary of the Company, no later than 120 days in advance of the date that is one year after this Proxy Statement is first distributed to shareholders; provided, that if the 2009 annual meeting of shareholders is changed by more than 30 days from the presently contemplated date, then proposals must be received a reasonable time in advance of the meeting.
With respect to shareholder proposals that are not intended to be included in the Company’s proxy statement, the Bylaws of the Company provide that notice of any such shareholder proposal nominating persons for election to the Board of Directors of the Company must be received at the Company’s principal executive office not later than 90 days prior to the annual meeting, and all other shareholder proposals must be received not later than 60 days in advance of the annual meeting if the meeting is to be held within 30 days preceding the anniversary of the previous year’s annual meeting, or 90 days in advance of the meeting if it is to be held on or after the anniversary of the previous year’s meeting.
ANNUAL REPORT
The Company has provided without charge to each person whose proxy is solicited hereby a copy of the Company’s 2007 Annual Report, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Additional copies of the 2007 Annual Report, including the Form 10-K, may be obtained without charge upon written request to Maria Eaton, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038.
MISCELLANEOUS
The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefacsimile, electronic mail and telegram by directors, officers, and employees of the Company, who will receive no additional compensation for such activities. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
By Order of the Board of Directors
George DeMott
Chairman of the Board

APPENDIX A
AS AMENDED THROUGH
JANUARY 1, 2006
CARRINGTON LABORATORIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Section 1. Purpose. It is the purpose of the Plan to promote the interests of the Company and its shareholders by providing a method by which eligible employees may use voluntary payroll deductions to purchase shares of Common Stock at a discount, thereby affording them the opportunity to invest in the Company at a preferential price, and to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress. The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code and shall be construed accordingly.
Section 2. Definitions. As used herein the following terms have the following meanings:
(a) “Affiliate” means any corporation that is a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code and that has been designated by the Committee as an Affiliate for purposes of the Plan.
(b) “Board of Directors” means the Board of Directors of the Company.
(c) “Code” means the United States Internal Revenue Code of 1986, as from time to time amended.
(d) “Committee” means the Committee described in Section 4 hereof.
(e) “Common Stock” means the $.01 par value Common Stock of the Company.
(f) “Company” means Carrington Laboratories, Inc.
(g) “Compensation” means (i) with respect to a salaried employee, the basic annual salary of such employee as of the first day of the Plan Year (except with respect to a salaried employee whose participation in the Plan begins on an Enrollment Date other than January 1, in which case, for the Plan Year in which such participation begins, “Compensation” means that portion of the basic annual salary of such employee, as of the Enrollment Date on which such participation begins, that is payable for the period from such Enrollment Date through the remainder of that Plan Year), and shall not include bonuses, overtime pay, allowances, commissions, deferred compensation payments or any other extraordinary compensation, and (ii) with respect to an hourly compensated employee, the straight-time hourly rate of pay of such employee as of the first day of the Plan Year, multiplied by 2,080 (except with respect to an hourly compensated employee whose participation in the Plan begins on April 1, July 1 or October 1, in which case, for the Plan Year in which such participation begins, “Compensation” means the straight-time hourly rate of pay of such employee as of such April 1, July 1 or October 1, multiplied by 1,560, 1,040 or 520, respectively), and shall not include bonuses, overtime pay, premium pay or other irregular payments. The Compensation of an employee who does not receive salary or wages computed in United States dollars shall be determined by converting such salary or wages into United States dollars in accordance with the Compensation Exchange Rate.
(h) “Compensation Exchange Rate” means the New York foreign currency exchange rate as reported in The Wall Street Journal for the last business day in December immediately preceding the first day of the Plan Year.
(i) “Eligible Employee” means any employee of the Company or an Affiliate who is eligible to participate in the Plan pursuant to Section 5 hereof.
(j) “Enrollment Date” means any January 1, April 1, July 1 or October 1 of any Plan Year.

(k) “Fair Market Value” means the closing sale price on the date in question (or, if there was no reported sale on such date, on the last preceding day on which any reported sale occurred) of the Common Stock on the Nasdaq National Market or any national stock exchange or other stock market on which the Common Stock may from time to time be traded.
(l) “Option” means any option to purchase shares of Common Stock granted by the Committee pursuant to the provisions of the Plan.
(m) “Participant” means an Eligible Employee who elects to participate in the Plan pursuant to Section 6 hereof.
(n) “Plan” means this Carrington Laboratories, Inc. Employee Stock Purchase Plan.
(o) “Plan Year” means each period beginning on January 1 and ending on the following December 31, commencing January 1, 1993.
Section 3. Number of Shares. The aggregate number of shares of Common Stock issued pursuant to Options granted under the Plan shall not exceed a total of 1,250,000 shares. The maximum number of shares of Common Stock available for sale under the Plan is subject to adjustment as provided in Section 13. The Common Stock to be delivered upon exercise of Options may consist of authorized but unissued shares of Common Stock or shares of Common Stock previously issued and reacquired by the Company.
Section 4. Administration of the Plan. The Plan shall be administered by the Committee, which shall consist of three or more employees of the Company. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board of Directors. The Board of Directors shall have the sole continuing authority to appoint members of the Committee both in substitution for members previously appointed and to fill vacancies however caused. The following provisions shall apply to the administration of the Plan by the Committee:
(a) The Committee shall designate one of its members as Chairman and shall hold meetings at such times and places as it may determine. Each member of the Committee shall be notified in writing of the time and place of any meeting of the Committee at least two days prior to such meeting, provided that such notice may be waived by a Committee member. A majority of the members of the Committee shall constitute a quorum and any action taken by a majority of the members of the Committee present at any duly called meeting at which a quorum is present (or action unanimously approved in writing) shall constitute action by the Committee.
(b) The Committee may appoint a Secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make such rules and regulations for the conduct of its business as it may determine.
(c) The Committee shall have full authority subject to the express provisions of the Plan to interpret the Plan, to provide, modify and rescind rules and regulations relating to it and to make all other determinations and perform such actions as the Committee deems necessary or advisable to administer the Plan.
(d) No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.
Section 5. Eligible Employees. Each employee of the Company or an Affiliate shall be eligible to participate in the Plan; provided, however, that:
(a) An employee shall not be granted an Option if such employee would, immediately after grant of the Option, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation of the Company (within the meaning of Section 424(e) and (f) of the Code). For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under any outstanding options shall be treated as stock owned by the employee; and
(b) No employee shall be granted an Option under the Plan which would permit such employee’s rights to purchase shares of stock under all employee stock purchase plans of the Company and its parent and subsidiary corporations (within the meaning of Section 424(e) and (f) of the Code) to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds U.S. $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time.

For purposes of this Section 5, the term “employee” shall not include an employee whose customary employment is 20 hours or less per week or is for not more than five months in any calendar year.
Section 6. Method of Participation. Each person who will be an Eligible Employee on any Enrollment Date may elect to participate in the Plan by executing and delivering to the Company, on or before such Enrollment Date, a payroll deduction authorization form as provided in this Section. Such Eligible Employee shall thereby become a Participant on such Enrollment Date and shall remain a Participant until such Eligible Employee’s participation is terminated as provided in Section 10 or 11 hereof; provided, however, that if the Company does not receive such payroll deduction authorization form in time to implement the authorized withholding for the payroll period that includes such Enrollment Date, no withholding shall be made on behalf of such Participant pursuant to this Plan until the next succeeding payroll period.
The payroll deduction authorization form executed by a Participant shall request withholding, by means of substantially equal payroll deductions over the Plan Year, of an amount which shall be not more than 10% nor less than 1% of such Participant’s Compensation for the Plan Year. A Participant may change the withholding rate of his or her payroll deduction authorization within such limits by delivering a new payroll deduction authorization form to the Company; provided, however, that a change pursuant to this sentence may be made by each Participant no more than three times in respect of any Plan Year; and provided further, that if the Company does not receive such new payroll deduction authorization form in time to implement the change for the payroll period during which it receives such form, the change authorized thereby shall not be made until the next succeeding payroll period. All amounts withheld in accordance with a Participant’s payroll deduction authorization shall be credited to a withholding account for such Participant. No interest shall be payable on withholding accounts.
Section 7. Grant of Options. Each Participant shall be granted an Option on the first day of each Plan Year to purchase shares of Common Stock; provided, however, that a Participant who begins participation on an Enrollment Date other than January 1 in accordance with Section 6 shall be granted an Option on such Enrollment Date and on the first day of each succeeding Plan Year. Each Option shall be exercisable in installments on the last business day of each calendar month during the Plan Year, beginning with the month in which the Option is granted, for the number of whole shares of Common Stock to be determined by dividing (a) the balance in the Participant’s withholding account on the last business day of the month by (b) the purchase price per share of the Common Stock as determined under Section 8. In no event shall the number of shares with respect to which an Option is granted to a Participant in a Plan Year exceed that number of shares which has an aggregate Fair Market Value (determined on the date of grant) of U.S. $25,000, and the number of shares actually purchased by a Participant in a Plan Year may not exceed this number. The Company shall reduce, on a substantially proportionate basis, the number of shares of Common Stock receivable by each Participant upon exercise of an Option in any month in the event that the total number of shares then available under the Plan is less than the total number of shares with respect to which all Participants exercise Options in such month.
Section 8. Option Price. The purchase price per share of Common Stock under each installment of each Option shall equal 95% of the Fair Market Value per share of Common Stock on the date on which the installment is exercised.
Section 9. Exercise of Options. An employee who is a Participant in the Plan on the last business day of a month shall be deemed automatically to have exercised the current installment of the Option granted to him or her for that Plan Year. Upon such exercise, the Company shall apply the entire balance of the Participant’s withholding account to the purchase of the maximum number of whole shares of Common Stock as determined under Section 7. For purposes of this Section 9, the balance in the withholding account of a Participant whose salary or wages are not computed in United States dollars shall be converted into United States dollars in accordance with the New York foreign currency exchange rate as reported in The Wall Street Journal for the last business day of the month. Shares of Common Stock purchased for a Participant under the Plan shall be held in custody for the account of such Participant as provided in the following paragraph unless he or she has requested, by written notice to the Company at any time, with respect to any installment of an Option or with respect to all installments, that certificates representing shares purchased for his or her account under the Plan not be held in custody. The Company shall issue and deliver to the Participant certificates representing shares for which such a request has been made as soon as practicable after such shares are purchased, subject to the limitations set forth in the following sentence of this Section 9. Certificates representing shares for which such a request has not previously been made and which are being held in custody shall be issued and delivered to the Participant as soon as practicable after the end of the month in which the Participant makes a written request to the Company therefor; provided, however, that the obligation of the Company to deliver shares of Common Stock shall be postponed for such period of time as may be necessary to register or qualify the purchased shares under the Securities Act of 1933 and any applicable foreign or state securities law; and, provided further, that the Participant shall not be entitled to receive a certificate representing the shares in his or her account under the Plan, other than at the end of a Plan Year or upon withdrawal from the Plan pursuant to Section 10 or 11, unless there are ten or more shares in such account.

The Company shall issue or cause to be issued one or more global certificates (collectively, the “Global Certificate”), in the name of an officer or officers of the Company designated from time to time by the Committee to serve as Custodian for Participants in the Plan, representing all shares purchased for Participants under the Plan that the Company has not been requested to deliver to the Participants. The Company shall maintain complete and accurate records indicating the number of shares purchased for each Participant under the Plan for which certificates have not been issued and delivered to such Participant, and the Company shall, no less frequently than quarterly, deliver reports to such Participants indicating such number of shares and containing such other information as the Company may deem necessary or advisable. A Participant shall possess all of the rights and privileges of a shareholder of the Company with respect to Common Stock purchased under the Plan upon the issuance to or for the benefit of the Participant of a certificate or certificates (including the Global Certificate) representing such shares. The Company shall deliver or cause to be delivered to each Participant for whom shares of Common Stock have been purchased under the Plan and are represented by the Global Certificate all dividends and distributions in respect of such shares and all notices, proxy statements and other communications to the Company’s shareholders in accordance with applicable law and the rules and regulations of the Securities and Exchange Commission.
No fractional shares shall be issued upon exercise of any installment of an Option. Any balance remaining in a Participant’s withholding account following exercise of an installment shall be returned to the Participant, except that any such balance representing a fractional share of Common Stock shall be retained in the withholding account and applied to the purchase of shares in the next month. The cash proceeds received by the Company upon exercise of an Option shall constitute general funds of the Company. To the extent any installment of an Option is exercised with respect to less than all of the shares of Common Stock available for purchase under such installment, the unexercised portion of the installment shall expire and become null and void as of the end of the month for which such installment was exercisable. Any unexercised portion of an Option shall expire and become null and void as of the end of the Plan Year in which such Option was granted.
Section 10. Cancellation of Option and Withdrawal From the Plan. A Participant who holds an Option under the Plan may at any time prior to exercise of the final installment thereof pursuant to Section 9 cancel the remaining unexercised portion of such Option by written notice delivered to the Company. Upon such cancellation, the balance in the Participant’s withholding account and any shares being held in custody shall be returned to such Participant and he or she shall cease to be a Participant. Partial cancellation shall not be permitted.
A Participant may terminate his or her payroll deduction authorization as of any date by written notice delivered to the Company and shall thereby cease to be a Participant as of such date. Partial termination of a payroll deduction authorization shall not be permitted, except to the extent expressly permitted by Section 6 of this Plan. Any Participant who voluntarily terminates his or her payroll deduction authorization prior to the last business day of a month shall be deemed to have cancelled the remaining unexercised portion of his or her Option, including the installment that would have been exercisable on the last business day of such month.
A Participant who withdraws from the Plan pursuant to this Section 10 may re-enroll as of any subsequent Enrollment Date on which he or she is an Eligible Employee in accordance with the procedure set forth in Section 6 of this Plan; provided, however, that a Participant shall not be permitted to re-enroll in the Plan until an Enrollment Date that is at least six months after the date of his or her withdrawal.
Section 11. Termination of Employment. Upon the termination of a Participant’s employment with the Company or an Affiliate for any reason, such person shall cease to be a Participant, the unexercised portion of any Option held by such Participant under the Plan shall be deemed cancelled, the balance of such Participant’s withholding account and any shares being held in custody shall be returned to such Participant (or, in the event of the Participant’s death, to the executor or administrator of his or her estate) and he or she shall have no further rights under the Plan.
All Participants shall have the same rights and privileges under the Plan. Notwithstanding the foregoing, nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Company or an Affiliate or in any way interfere with the right of the Company or an Affiliate to terminate the employment of the Participant at any time, with or without cause. Transfers of employment among the Company and its Affiliates and approved leaves of absence not exceeding 90 days shall not be considered terminations of employment for purposes of this Plan.

Section 12. Transferability. An Option granted under the Plan shall not be transferable by the Participant and shall be exercisable only by the Participant.
Section 13. Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or declare a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options may be granted under the Plan shall be increased or decreased proportionately, and the Fair Market Value per share of Common Stock as of the date of grant of all outstanding Options shall be adjusted, for purposes of making the determination required by Section 8 of this Plan, in a manner deemed appropriate by the Board of Directors.
In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization of the Company, including a merger, consolidation or sale of assets, the Board of Directors shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares that are covered by Options theretofore granted under the Plan or that are otherwise subject to the Plan. The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.
Section 14. Amendment and Termination of the Plan. Subject to the right of the Board of Directors to terminate the Plan prior thereto, the Plan shall terminate when all or substantially all of the Common Stock reserved for purposes of the Plan has been purchased. No Options may be granted after termination of the Plan. The Board of Directors may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the shareholders of the Company if the Company, on the advice of counsel, determines that such shareholder approval is necessary or desirable.
No termination or amendment of the Plan shall adversely affect the rights of a Participant under an outstanding Option, except with the consent of such Participant.
Section 15. Requirements of Law. The granting of Options and the issuance of Common Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations and to such approval by governmental agencies as may be required.
Section 16. Effective Date of the Plan. The Plan shall become effective, as of the date of its adoption by the Board of Directors, if it is duly approved at the 1993 annual meeting of shareholders of the Company. The affirmative vote of the holders of at least a majority of the shares of stock of the Company present and voting on the approval of the Plan at the meeting, provided that the total number of shares voting for the proposal represents more than 50% of the total number of shares of stock entitled to vote at such annual meeting, shall be required to approve the Plan. If the Plan is not so approved, the Plan shall terminate, the unexercised portions of all Options granted hereunder shall be null and void and all shares of Common Stock theretofore issued upon the exercise of Options under the Plan shall be deemed cancelled. Certificates representing shares issued to Participants prior to shareholder approval of the Plan shall bear appropriate legends indicating that the shares have been issued contingent upon shareholder approval and are cancellable in the event such approval is not obtained. Upon such cancellation, Participants shall promptly deliver to the Company all certificates representing cancelled shares and the Company shall promptly return to the Participants, without interest, all funds obtained from such Participants through payroll deductions and used for the purchase of such shares.
Section 17. Rule 16b-3 Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors adopted under the Exchange Act, some of which conditions are not set forth herein. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

APPENDIX B
AS AMENDED THROUGH
MAY 17, 2007
CARRINGTON LABORATORIES, INC.
2004 STOCK OPTION PLAN
ARTICLE I
General
Section 1.01. Purpose. It is the purpose of the Plan to promote the interests of the Company and its shareholders by attracting, retaining and stimulating the performance of selected Employees, Directors and Consultants by giving such Employees, Directors and Consultants the opportunity to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress.
Section 1.02. Definitions. As used herein the following terms have the following meanings:
(a) “Affiliate” means any parent or subsidiary corporation of the Company within the meaning of Section 424(e) and (f) of the Code.
(b) “Board” means the Board of Directors of the Company.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Committee” means the Compensation and Stock Option Committee described in Article II hereof.
(e) “Common Stock” means the $0.01 par value Common Stock of the Company.
(f) “Company” means Carrington Laboratories, Inc., a Texas corporation.
(g) “Consultant” means any consultant or advisor of the Company or an Affiliate who is not an Employee or Director, provided that bona fide services are rendered by the consultant or advisor and such services are not in connection with the offer or sale of securities in a capital-raising transaction.
(h) “Director” means a member of the Board.
(i) “Employee” means any employee of the Company or an Affiliate.
(j) “Employee-Director” means an Employee who is a Director.
(k) “Fair Market Value” means (A) the closing sales price of the Common Stock on the date in question (or, if there is no reported sale on such date, then on the last preceding date on which a reported sale occurred), as reported on the NASDAQ Capital Market (if the Common Stock is not listed on a national securities exchange and sales of the Common Stock are regularly reported on such market), or as reported on a national securities exchange (if the Common Stock is listed for trading on such exchange), or (B) the mean between the bid and ask prices of the Common Stock on the date in question (or, if there is no report of such prices on such date, then on the last preceding date on which such prices were reported), as reported by the National Association of Securities Dealers, Inc.
(l) “Option” means any option to purchase shares of Common Stock granted pursuant to the provisions of the Plan.
(m) “Optionee” means an Employee, Outside Director or Consultant who has been granted an Option under the Plan.
(n) “Outside Director” means a Director who is not an Employee.

(o) “Plan” means this Carrington Laboratories, Inc. 2004 Stock Option Plan.
Section 1.03. Number of Shares. Options may be granted by the Company from time to time under the Plan to purchase an aggregate of 2,000,000 shares of the authorized Common Stock. If any Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such expired or terminated Option shall be available for purposes of the Plan.
ARTICLE II
Administration
The Plan shall be administered by the Committee which shall consist of two or more Outside Directors, all of whom are both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”) and an “outside director” within the meaning of the definition of such term as contained in Treasury Regulation Section 1.162-27(e)(3) interpreting Section 162(m) of the Code, or any successor definitions adopted. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee both in substitution for members previously appointed and to fill vacancies however caused. The following provisions shall apply to the administration of the Plan:
(a) The Committee shall designate one of its members as Chairman and shall hold meetings at such times and places as it may determine. Each member of the Committee shall be notified in writing of the time and place of any meeting of the Committee at least two days prior to such meeting, provided that such notice may be waived by a Committee member. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority of the members of the Committee present at any duly called meeting at which a quorum is present (as well as any action unanimously approved in writing) shall constitute action by the Committee.
(b) The Committee may appoint a Secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make such rules and regulations for the conduct of its business as it may determine.
(c) The Committee shall have full authority, subject to the express provisions of the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating thereto, to determine the terms and provisions of each Option and the form of each option agreement evidencing an Option granted under the Plan and to make all other determinations and perform such actions as the Committee deems necessary or advisable to administer the Plan. In addition, the Committee shall have full authority, subject to the express provisions of the Plan, to determine the Employees, Outside Directors and Consultants to whom Options shall be granted, the time or date of grant of each such Option, the number of shares subject thereto, and the price at which such shares may be purchased. In making such determinations, the Committee may take into account the nature of the services rendered by the Employee, Outside Director or Consultant, his present and potential contributions to the success of the Company’s business and such other facts as the Committee in its discretion shall deem appropriate to carry out the purposes of the Plan.
(d) Notwithstanding the authority hereby delegated to the Committee to grant Options under the Plan, the Board also shall have full authority, subject to the express provisions of the Plan, to grant Options under the Plan, to interpret the Plan, to provide, modify and rescind rules and regulations relating to it, to determine the terms and provisions of Options granted under the Plan and to make all other determinations and perform such actions as the Board deems necessary or advisable to administer the Plan.
(e) No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

ARTICLE III
Grants of Options to Outside Directors
Section 3.01. Grants of Options. During the term of the Plan and subject to the express provisions hereof, Options may be granted by the Committee to any Outside Director for such number of shares of Common Stock as the Committee in its discretion shall deem to be in the best interest of the Company and which will serve to further the purposes of the Plan. Options granted to Outside Directors need not be uniform. The Options granted under this Article III shall not be incentive stock options under Section 422 of the Code.
Section 3.02. Price. The purchase price per share of Common Stock under each Option granted under this Article III shall be determined by the Committee but in no event shall be less than 100% of the Fair Market Value per share of Common Stock on the date of grant of such Option.
Section 3.03. Option Period and Terms of Exercise of Options. Except as otherwise provided for herein, each Option granted to an Outside Director under the Plan shall be exercisable in whole or in part during such period as the Committee shall determine, which period shall not be longer than ten years from the date of grant of such Option. Unless otherwise provided in the option agreement, any Option granted to an Outside Director shall remain effective during its entire term regardless of whether the Optionee continues to serve as a Director; provided, however, that the otherwise unexpired portion of any Option granted hereunder to an Outside Director shall expire and become null and void immediately upon the termination of such Outside Director’s Board membership if such Outside Director ceases to serve on the Board by reason of such Outside Director’s (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate. Nothing in the Plan or in any option agreement evidencing an Option granted under the Plan to an Outside Director shall confer upon such Director any right to continue as a Director of the Company.
ARTICLE IV
Grants of Options to Employees
Section 4.01. Grants of Options. At any time and from time to time during the term of the Plan and subject to the express provisions hereof, Options may be granted by the Committee to any Employee for such number of shares of Common Stock as the Committee in its discretion shall deem to be in the best interest of the Company and which will serve to further the purposes of the Plan. Options granted to Employees need not be uniform. The Committee, in its discretion, may designate any Option granted to an Employee as an incentive stock option intended to qualify under Section 422 of the Code; provided, however, that the aggregate Fair Market Value of the Common Stock with respect to which incentive stock options granted to an Employee under the Plan (including all options qualifying as incentive stock options pursuant to Section 422 of the Code granted to such Employee under any other plan of the Company or any Affiliate) are exercisable for the first time by such Employee during any calendar year shall not exceed $100,000, determined as of the date the incentive stock option is granted. If an Option that is intended to be an incentive stock option shall be granted and such Option does not comply with the proviso of the immediately preceding sentence, such Option shall not be void but shall be deemed to be an incentive stock option to the extent it does not exceed the limit established by such proviso and shall be deemed a nonqualified stock option to the extent it exceeds that limit.
The aggregate number of shares of Common Stock for which any Employee may be granted Options under the Plan during any one calendar year shall not exceed 300,000.
Section 4.02. Price. The purchase price per share of Common Stock under each Option granted under this Article IV shall be determined by the Committee but in no event shall be less than 100% of the Fair Market Value per share of Common Stock at the time the Option is granted; provided, however, that the purchase price per share of Common Stock under any incentive stock option granted to an Optionee who, at the time such incentive stock option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate shall be at least 110% of the Fair Market Value per share of Common Stock at the date of grant.

Section 4.03. Option Period and Terms of Exercise of Employee Options. Except as otherwise provided herein, each Option granted to an Employee under the Plan shall be exercisable during such period as the Committee shall determine. The option agreement embodying the award of an Option shall set forth the extent to which the Employee shall have the right to exercise the Option following termination of the Employee’s employment of the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment. In the event an Employee’ option agreement embodying the award of an Option does not set forth such termination provisions, the otherwise unexpired portion of any Option granted to an Employee shall expire and become null and void no later than upon the first to occur of (i) the expiration of ten years from the date such Option was granted, (ii) the expiration of 30 days from the date of termination of the Optionee’s employment with the Company or an Affiliate for any reason other than his retirement, death or disability (within the meaning of Section 22(e)(3) of the Code), (iii) the expiration of one year from the date of termination of the Optionee’s employment with the Company or an Affiliate by reason of his death or disability (within the meaning of Section 22(e)(3) of the Code), (iv) the expiration of three years from the date of termination of such Optionee’s employment with the Company or an Affiliate by reason of his retirement, or (v) the expiration of two years from the date of such Optionee’s death following the termination of his employment with the Company or an Affiliate by reason of his retirement.
Anything herein to the contrary notwithstanding, the otherwise unexpired portion of any Option granted to an Employee hereunder shall expire and become null and void immediately upon the termination of such Employee’s employment with the Company or an Affiliate by reason of such Employee’s fraud, dishonesty or performance of other acts detrimental to the Company or an Affiliate, or if, following the termination of the Employee’s employment with the Company or an Affiliate, the Company determines that there is good cause to cancel such Option.
Any incentive stock option granted to an Optionee who, at the time such incentive stock option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate shall not be exercisable after the expiration of five years from the date of its grant.
Under the provisions of any option agreement evidencing an Option granted to an Employee, the Committee may limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable and may impose such other terms and conditions upon the exercise of an Option as are not inconsistent with the terms of the Plan; provided, however, that the Committee, in its discretion, may accelerate the exercise date of any such Option.
Section 4.04. Termination of Employment. A transfer of employment among the Company and any of its Affiliates shall not be considered to be a termination of employment for the purposes of the Plan. Nothing in the Plan or in any option agreement evidencing an Option granted under the Plan to an Employee, including an Employee-Director, shall confer upon any Optionee any right to continue in the employ of the Company or any Affiliate or in any way interfere with the right of the Company or any Affiliate to terminate the employment of the Optionee at any time, with or without cause.
ARTICLE V
Grant of Options to Consultants
Section 5.01. Grant of Options. At any time and from time to time during the term of the Plan and subject to the express provisions hereof, Options may be granted by the Committee to any Consultant for such number of shares of Common Stock as the Committee in its discretion shall deem to be in the best interest of the Company and which will serve to further the purposes of the Plan. Options granted to Consultants need not be uniform. The Options granted under this Article V shall not be incentive stock options under Section 422 of the Code.
Section 5.02. Price. The purchase price per share of Common Stock under each Option granted under this Article V shall be determined by the Committee but in no event shall be less than 100% of the Fair Market Value per share of Common Stock at the time the Option is granted.
Section 5.03. Option Period and Terms of Exercise of Consultant Options. Except as otherwise provided for herein, each Option granted to a Consultant under the Plan shall be exercisable during such period as the Committee shall determine. Unless the option agreement provides otherwise, the otherwise unexpired portion of any Option granted to a Consultant shall expire and become null and void no later than upon the first to occur of (i) the expiration of ten years from the date such Option was granted or (ii) the expiration of one year from the date of the Consultant’s death. Anything herein to the contrary notwithstanding, the otherwise unexpired portion of any Option granted to a Consultant hereunder shall expire and become null and void immediately upon the termination of the Consultant’s services to the Company or an Affiliate by reason of the Consultant’s fraud, dishonesty or performance of other acts detrimental to the Company or an Affiliate, or if, at any time during or after the performance of the Consultant’s services to the Company or an Affiliate, the Company determines that there is good cause to cancel such Option.

Under the provisions of any option agreement evidencing an Option granted to a Consultant, the Committee may limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable and may impose such other terms and conditions upon the exercise of an Option as are not inconsistent with the terms of the Plan; provided, however, that the Committee, in its discretion, may accelerate the exercise date of any such Option.
Section 5.04. Termination of Consulting Services. Nothing in the Plan or in any option agreement evidencing an Option granted under the Plan to a Consultant shall confer upon any Consultant any right to continue as a consultant or advisor of the Company or any Affiliate or in any way interfere with the right of the Company or any Affiliate to terminate the services of the Consultant at any time, with or without cause.
ARTICLE VI
Miscellaneous
Section 6.01. Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options may be granted under the Plan shall be decreased or increased proportionately. In the event that, before delivery by the Company of all of the shares of Common Stock for which any Option has been granted under the Plan, the Company shall have effected such a split, dividend or combination, the shares still subject to such Option shall be increased or decreased proportionately and the purchase price per share shall be decreased or increased proportionately so that the aggregate purchase price for all of the shares then subject to such Option shall remain the same as immediately prior to such split, dividend or combination.
In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation or sale of assets) of the Company, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares covered by the unexercised portions of Options theretofore granted under the Plan. The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.
Subject to Article VI, Section 6.02 of the Plan, and notwithstanding any indication to the contrary in the preceding paragraphs of this Section 6.01, upon the occurrence of a “Change in Control” (as hereinafter defined) of the Company, the maturity of all Options then outstanding under the Plan (other than Options granted under Article V hereof) shall be accelerated automatically, so that all such Options shall become exercisable in full with respect to all shares as to which they shall not have previously been exercised or become exercisable; provided, however, that no such acceleration shall occur with respect to Options held by Optionees whose employment with the Company or an Affiliate shall have terminated prior to the occurrence of such Change in Control. To the extent that an Option is not exercised upon a Change of Control, the Committee may, in its discretion, cancel any such Option and pay to the Optionee an amount in cash equal to the excess, if any, of the aggregate Fair Market Value of the shares of Common Stock subject to the Option as of the date of the Change of Control over the applicable exercise price, or provide for a replacement option with respect to such property and on such terms as it deems appropriate.
For purposes of the Plan, a “Change in Control” of the Company shall be deemed to have occurred if:
(a) the shareholders of the Company shall approve:
(i) any merger, consolidation or reorganization of the Company (a “Transaction”) in which the shareholders of the Company immediately prior to the Transaction would not, immediately after the Transaction, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of all votes to which all shareholders of the corporation issuing cash or securities in the Transaction (or of its ultimate parent corporation, if any) would be entitled under ordinary circumstances in the election of directors, or in which the members of the Company’s Board immediately prior to the Transaction would not, immediately after the Transaction, constitute a majority of the board of directors of the corporation issuing cash or securities in the Transaction (or of its ultimate parent corporation, if any),

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets, or
(iii) any plan or proposal for the liquidation or dissolution of the Company;
(b) individuals who constitute the Company’s Board as of March 12, 2004 (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this subparagraph (b), any individual who becomes a Director of the Company subsequent to March 12, 2004, and whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the Incumbent Directors who are Directors at the time of such vote, shall be considered an Incumbent Director; or
(c) any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 20% or more of either (i) the then outstanding shares of Common Stock or (ii) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Company’s Board (“Voting Securities”), in either such case other than as a result of acquisitions of such securities directly from the Company.
Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of subparagraph (c) of this Section 6.01 solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to 20% or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 20% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than as a result of a stock split, stock dividend or similar transaction), then a “Change in Control” of the Company shall be deemed to have occurred for purposes of subparagraph (c) of this Section 6.01.
Section 6.02. Amendment and Termination of the Plan. Subject to the right of the Board to terminate the Plan prior thereto, the Plan shall terminate at the expiration of ten years from March 12, 2004. No Options may be granted after termination of the Plan. The Board may at any time suspend, terminate, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the shareholders of the Company if the Company, on the advice of counsel, determines that such shareholder approval is necessary or desirable. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Options granted prior to such termination. No suspension, termination, amendment or modification of the Plan shall adversely affect the rights of an Optionee under an Option, except with the consent of such Optionee.
Section 6.03. Payment of Purchase Price; Application of Funds. Upon exercise of an Option, the purchase price shall be paid in full in cash or a cash equivalent acceptable to the Committee; provided, however, that at the request of an Optionee and to the extent permitted by applicable law, the Company shall approve reasonable arrangements with Optionees who are Outside Directors and may, in its sole and absolute discretion, approve reasonable arrangements with one or more Optionees who are Employees or Consultants and their respective brokerage firms, under which such an Optionee may exercise his Option by delivering to the Company an irrevocable notice of exercise, together with such other documents as the Company shall require, and the Company shall, upon receipt of full payment in cash or an acceptable cash equivalent of the purchase price and any other amounts due in respect of such exercise, deliver to such Optionee’s brokerage firm one or more certificates representing the shares of Common Stock issued in respect of such exercise. The proceeds of any sale of Common Stock covered by Options shall constitute general funds of the Company.
Section 6.04. Requirements of Law. The granting of Options and the issuance of Common Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations and to such approval by governmental agencies as may be required. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas.

Section 6.05. Nontransferability of Options. An Option granted under the Plan shall not be transferable by the Optionee except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee.
Section 6.06. Investment Letter. The Company’s obligation to deliver Common Stock with respect to an Option shall be conditioned upon its receipt from the Optionee to whom such Common Stock is to be delivered of an executed investment letter containing such representations and agreements as the Committee may determine to be necessary or advisable in order to enable the Company to issue and deliver such Common Stock to such Optionee in compliance with the Securities Act of 1933 and other applicable federal, state or local securities laws or regulations.
Section 6.07. Date of Adoption and Effective Date of the Plan. The Plan shall become effective as of March 12, 2004, the date of its adoption by the Board, provided it is duly approved by the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of shareholders of the Company duly held in accordance with applicable law within 12 months after the date of adoption of the Plan by the Board. If the Plan is not so approved, the Plan shall terminate and any Option granted hereunder shall be null and void.
Section 6.08. Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Optionee to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Optionee any withholding obligations with respect to Options under the Plan. In accordance with any applicable administrative guidelines it establishes, the Board may allow an Optionee to pay the amount of taxes required by law to be withheld by (i) withholding shares of Common Stock from any payment of Common Stock due as a result of the Option or (ii) permitting the Optionee to deliver to the Company previously acquired shares of Common Stock, in each case having a Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Option unless and until the applicable tax withholding obligations have been satisfied.
Section 6.09. Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan, and no payment or other adjustment shall be made in respect of any such fractional shares.
Section 6.10. No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to the Company and its Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Options granted hereunder or that such tax treatment will apply or be available to an Optionee on account of participation in the Plan.
Section 6.11. Miscellaneous. Headings are given to the articles and sections of the Plan solely for convenience and to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. Words of any gender used in the Plan shall be construed to include any other gender, unless the context requires otherwise. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

[PROXY CARD]
CARRINGTON LABORATORIES, INC.
2001 Walnut Hill Lane
Irving, Texas 75038
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARRINGTON LABORATORIES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 26, 2008 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the notice of annual meeting of shareholders and the proxy statement related to the above-referenced meeting, (b) appoint Carlton E. Turner, Ph.D., D.Sc., and Robert W. Schnitzius, and each of them, as proxies, with full power of substitution, to vote all shares of common stock of Carrington Laboratories, Inc. that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.
This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors recommendations indicated on the reverse side and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.
(Continued and to be Signed on Reverse Side)

CARRINGTON LABORATORIES, INC.
2001 Walnut Hill Lane
Irving, Texas 75038

Proposal 1: Election of Directors

For All	Withhold All	For All Except:

☐	☐	☐

To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.

Nominees:
(1)	Ronald R. Blanck, D.O., to serve a three-year term expiring at the annual meeting of shareholders in 2011

(2)	R. Dale Bowerman, to serve a three-year term expiring at the annual meeting of shareholders in 2011

(3)	Edwin Meese, III, to serve a three-year term expiring at the annual meeting of shareholders in 2011

(4)	Alex McPherson, M.D., Ph.D., to serve a two-year term expiring at the annual meeting of shareholders in 2010

The Board of Directors recommends a vote FOR all nominees.
Proposal 2: Amendment to the Company’s Restated Articles of Incorporation to change the Company’s name from “Carrington Laboratories, Inc.” to “DelSite, Inc.”

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends a vote FOR the amendment to the Company’s Restated Articles of Incorporation to change the Company’s name from “Carrington Laboratories, Inc.” to “DelSite, Inc.”
Proposal 3: Amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares from 51,000,000 shares to 150,000,000 shares

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends a vote FOR the amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares from 51,000,000 shares to 150,000,000 shares.
Proposal 4: Amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of common stock issuable from 1,250,000 shares to 2,000,000 shares

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends a vote FOR the amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of common stock issuable from 1,250,000 shares to 2,000,000 shares.
Proposal 5: Amendment to the Company’s 2004 Stock Option Plan to increase (i) the aggregate number of shares of common stock issuable from 2,000,000 shares to 8,000,000 shares and (ii) the aggregate number of shares of common stock for which options may be granted to an employee during a calendar year from 300,000 shares to 1,000,000 shares

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends a vote FOR the amendment to the Company’s 2004 Stock Option Plan to increase (i) the aggregate number of shares of common stock issuable from 2,000,000 shares to 8,000,000 shares and (ii) the aggregate number of shares of common stock for which options may be granted to an employee during a calendar year from 300,000 shares to 1,000,000 shares.
Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.
In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.
Dated:                                               , 2008
Signature
Signature of joint owner